Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of May 1, 2012

among

Candlelight Investment Holdings, Inc.,

Halo Holding Corporation,

Halo Lee Wayne, LLC

and

the Equityholders of Halo Lee Wayne, LLC

EXHIBITS

Exhibit A	Equityholders

Exhibit B	Form of Escrow Agreement

SCHEDULES

Schedule 1.2	Remaining Indebtedness
Schedule 2.2(a)	Aggregate Purchase Price
Schedule 2.2(d)	Closing Date Indebtedness and Transaction Expenses
Schedule 3.1	Foreign Jurisdictions
Schedule 3.3	Required Consents
Schedule 3.4	Non-Contravention
Schedule 3.6	Subsidiaries and Other Equity Investments
Schedule 3.8	Absence of Certain Changes
Schedule 3.9, Part (a)	Personal Property Liens
Schedule 3.9, Part (b)	Leased Personal Property
Schedule 3.9, Part (c)	Leased Real Properties
Schedule 3.10	Litigation
Schedule 3.11, Part (a)	Material Contracts
Schedule 3.11, Part (b)	Material Contracts
Schedule 3.11, Part (c)	Material Contracts
Schedule 3.12	Insurance Coverage
Schedule 3.13	Compliance with Laws; No Defaults
Schedule 3.15, Part (a)	Intellectual Property
Schedule 3.15, Part (b)	Intellectual Property
Schedule 3.15, Part (c)	Intellectual Property
Schedule 3.16	Employees
Schedule 3.17, Part (a)	Environmental Matters
Schedule 3.17, Part (b)	Environmental Matters
Schedule 3.18	Tax Matters
Schedule 3.19, Part (a)	Employee Benefit Plans
Schedule 3.19, Part (i)	Employee Benefit Plans
Schedule 3.21	Undisclosed Liabilities
Schedule 3.22	Bank Accounts
Schedule 3.23	Transactions with Affiliates
Schedule 3.25	Officers and Directors
Schedule 3.26	Corporate Names; Business Locations
Schedule 3.27, Part (a)	Customers and Suppliers
Schedule 3.27, Part (b)	Customers and Suppliers
Schedule 3.28(a)	Account Executives
Schedule 3.28(b)	Account Executives
Schedule 3.31	CODI Directors
Schedule 4.6	Capitalization of Seller
Schedule 8.2(a)(iv)	Indemnification Matters
Schedule 8.2(a)(v)	Indemnifiable Unobtained Consents
Schedule 10.1	Notice Information

(continued)

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EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2012 among Candlelight Investment Holdings, Inc., a Delaware corporation (“Buyer”), Halo Holding Corporation, a Delaware corporation (the “Company”), Halo Lee Wayne, LLC, a Delaware limited liability company (“Seller”), and solely for the purposes of agreeing to be bound by the provisions set forth herein that are applicable to any Equityholder or Equityholders, each of the holders of equity interests of Seller listed on Exhibit A hereto (collectively, the “Equityholders”).

WITNESSETH:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock of the Company, consisting of 100 shares of common stock, $0.001 par value per share (the “Stock”), of the Company;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Stock in exchange for the Aggregate Purchase Price (as defined in Section 2.2(a) below); and

WHEREAS, each of the Equityholders will receive a significant benefit from the consummation of the transactions contemplated by this Agreement and, as a result, has agreed to be a party hereto.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (and each Equityholder solely for the purposes of agreeing to be bound by the provisions set forth herein that are applicable to such Equityholder) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following terms, as used herein, have the following meanings:

“AAA” has the meaning set forth in Section 10.12

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person, or (ii) any other Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such Person. For purposes of the foregoing, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise. In addition, each Person who is a director or officer of the Company, each family member (whether related by blood, marriage or adoption) of any such Person, and each Affiliate of any of the foregoing, shall be deemed an “Affiliate” of the Company.

“Affiliated Group” means an affiliated group as defined in Section 1504(a) of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Aggregate Purchase Price” has the meaning set forth in Section 2.2(a).

“Applicable Law” means, with respect to any Person, any federal, state or local statute, law, regulation, or other requirement of any Authority applicable to such Person or any of their respective properties or assets.

“Authority” means any governmental, regulatory or administrative body, agency, commission or authority, or any court, tribunal or arbitral or judicial body.

“Balance Sheet” means the audited consolidated balance sheet of the Companies as of December 31, 2011.

“Balance Sheet Date” has the meaning set forth in Section 3.8.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in California or Illinois are authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Bylaws” means the bylaws of the Company, as amended to the date hereof.

“Cap” has the meaning set forth in Section 8.5(a).

“Cash” has the meaning given to such term under, and shall be determined in accordance with, GAAP. For the avoidance of doubt, Cash shall be net of (i) the aggregate amount of any bank overdrafts and any fees payable in connection therewith and (ii) the aggregate amount of any outstanding checks.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended to the date hereof.

“Claim Notice” has the meaning set forth in Section 8.6(b).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Addition” has the meaning set forth in Section 2.3(a).

“Closing Balance Sheet” means the consolidated balance sheet of the Company as of the Effective Time, as prepared pursuant to Section 2.4.

“Closing Cash” means Cash of the Company outstanding as of the Effective Time.

“Closing Date” means the date of the Closing.

“Closing Date Indebtedness” means the amount of Indebtedness of the Company outstanding as of immediately prior to the Closing.

“Closing Purchase Price” has the meaning set forth in Section 2.2(b).

“Closing Reduction” has the meaning set forth in Section 2.3(a).

“COBRA” has the meaning set forth in Section 3.19(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“CODI” means Compass Group Diversified Holdings LLC, a Delaware limited liability company.

“Commercial Software” means any and all shrink-wrap licenses and other licenses for packaged software generally available to the public and licensed to one or more of the Companies pursuant to an unnegotiated, non-exclusive end-user license.

“Companies” means, collectively, the Company and the Subsidiaries.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.15(c).

“Company Permits” has the meaning set forth in Section 3.20.

“Company Plans” means all of the following (whether written, unwritten or terminated) which any of the Companies sponsors, maintains, makes contributions to, or otherwise has any Liability (contingent or otherwise): (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; (c) any severance agreement or plan, vacation time, holiday pay, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee) which provides compensation or benefits to any current or former employee, dependent, beneficiary, director or independent contractor; or (d) any other material plan, policy, program, arrangement or agreement which provides benefits to any current or former employee, dependent, beneficiary, director or independent contractor.

“Confidential Information” has the meaning set forth in Section 7.6(a).

“Confidentiality Agreement” has the meaning set forth in Section 10.7.

“D&O Claim” has the meaning set forth in Section 9.1.

“D&O Insurance” has the meaning set forth in Section 9.1.

“Deductible Amount” has the meaning set forth in Section 8.5(a).

“Disclosure Schedules” has the meaning set forth in Article III.

“Effective Time” means the close of business on the day prior to the Closing Date.

“Environmental Claim” means any claim, action, cause of action, directive, proceeding, environmental Lien, investigation or notice (written or oral) by any Person alleging potential liability arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by any of the Companies, or (b) circumstances reasonably forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Applicable Laws relating to pollution or the environment, including, without limitation, those relating to Releases or threatened Releases, contamination, protection of the environment, natural resources or health and safety and any laws and regulations relating to the exposure to, or the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means the Company, each Subsidiary, Seller, and predecessor of any of them and any other Person who, together with the Company, any Subsidiary or Seller, is treated as a single employer for purposes of Code Section 414(b), (c), (m) or (o).

“Escrow Account” has the meaning set forth in Section 2.2(c) hereof.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit B.

“Escrow Amount” means an amount equal to $861,352.92.

“Estimated Closing Cash” means the estimated Closing Cash as derived from the estimated Closing Balance Sheet.

“Estimated Net Working Capital” means the estimated Net Working Capital as of the Effective Time as derived from the estimated Closing Balance Sheet.

“Estimated Net Working Capital Deficiency” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Surplus” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.7.

“Fundamental Representations” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied, as in effect on the date of this Agreement.

“Goldman Customer Deposits” means deposits from customers acquired by the Company as part of the acquisition of Goldman Promotions, Inc. pursuant to that certain Stock Purchase Agreement, dated as of April 24, 2008, by and among Halo Branded Solutions, Inc. and the stockholders of Goldman Promotions, Inc., in the aggregate amount set forth on Schedule 1.2.

“Hazardous Materials” means any substances, chemicals or wastes which are regulated by any Authority pursuant to Environmental Laws, including petroleum and its by-products, asbestos, asbestos containing materials, lead and any material or substance which is defined as or included in the definition of “hazardous substances,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances” or “toxic pollutants” under any Environmental Law.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured (excluding payables under JP Morgan Approved To Pay Credit Card Plan); (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any seller notes and all obligations with respect to any deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person (which for purposes of this Agreement the maximum amount of such obligations shall be deemed to be Indebtedness); (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all direct or indirect guaranties by such Person of indebtedness of any other Person and obligations of any other Person secured by a Lien on the property of such first Person or any indebtedness which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; (v) all obligations with respect to capital leases (including, without limitation, all obligations for prepayment fees, penalties, costs, or expenses); (vi) any principal, accrued interest, prepayment premiums or penalties, Taxes, fees or expenses related to any of the foregoing obligations; (vii) any refinancings of any of the foregoing obligations; (viii) any amounts due to any Affiliates of the Company (other than the Subsidiaries); and (ix) the Goldman Customer Deposits.

“Indemnified Party” has the meaning set forth in Section 8.6(b).

“Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Independent Accountant” has the meaning set forth in Section 2.4(c).

“Institutional Equityholders” means Madison Capital Funding LLC, Golub Capital Partners V, L.P. and LEG Partners Debenture SBIC, L.P.

“Insurance Benefits” has the meaning set forth in Section 8.5(b).

“Intellectual Property Licenses” has the meaning set forth in Section 3.15(b).

“Intellectual Property Rights” means the intellectual property, confidential information and proprietary information, owned, licensed, used or held for use by a Person, including, but not limited to: (a) any and all trademarks, logos, logotypes, and/or service marks, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor, and all goodwill of the business associated therewith; (b) any and all corporate names, Internet domain names, and/or trade names, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor; (c) any and all know-how, trade secrets, confidential business information, and other proprietary information, including without limitation, lists of customers and suppliers and potential customers and suppliers, pricing and cost information, business and marketing plans and proposals, processes, techniques, designs, research and development information, technical information, specifications, discoveries, notes, reports, drawings, works, devices, makes, models, works-in-progress, and creations, and any and all work product therefor, including, but not limited to, any and all common law and statutory rights therein and therefor; (d) any and all patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (e) any and all copyrights, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all copyright registrations thereof and applications for registration of copyright therefor; (f) any and all computer programs, including operating systems, applications, routines, interface and algorithms, whether in source code or object code; (g) databases and all information contained therein; and (h) all proprietary rights relating to any of the foregoing, including, but not limited to, all causes of action, damages and remedies related thereto.

“Knowledge” means, where capitalized, the actual knowledge of Marc S. Simon, Jack Mewhirter, James D. Stutz, Terry McGuire, Stephanie Rains and Dawn Olds.

“Liabilities” means any indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, due or to become due).

“Lien” or “Liens” means any claims, liens, options, charges, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever or any right of first refusal, right of first offer or restriction in voting, use, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means all losses, liabilities, obligations, demands, claims, actions, causes of action, deficiencies, damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’ and expert witness’ fees incurred in connection therewith and, subject to Article VIII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Management Equityholders” means Marc S. Simon, Jack Mewhirter, Terry McGuire, Dale Moir, Dale Limes, Stephanie Rains, Pam Gray, Dawn Olds, Frank Cespedes and James D. Stutz.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or a material adverse effect on the condition (financial or otherwise), operations, results of operations, assets, liabilities or business of the Companies, taken as a whole, or any event that is reasonably likely to have such a material adverse change or material adverse effect, other than with respect to any adverse change or effect which relates to or results from (i) economic, legislative, regulatory or other conditions affecting the Companies or the industries in which the Companies conduct business (provided that such conditions do not affect the Companies in a materially disproportionate manner as compared to other companies operating in the Companies’ line of business), (ii) general business or economic conditions (provided that such conditions do not affect the Companies in a materially disproportionate manner as compared to other companies operating in the Companies’ line of business), (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (provided that such conditions do not affect the Companies in a materially disproportionate manner as compared to other companies operating in the Companies’ line of business), or (iv) compliance by the Companies with the terms of, or the taking of any action contemplated by, this Agreement or any other agreements or documents contemplated hereby.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Maximum Net Working Capital Target” means $17,700,000.

“Mini-Basket” has the meaning set forth in Section 8.5(a).

“Minimum Net Working Capital Target” means $17,530,000.

“Minority Equityholders” means all Equityholders other than CODI.

“Net Working Capital” means the sum of the Company’s accounts receivable, plus inventory, plus prepaid expenses and other current assets (but not including Cash), minus accounts payable (including payables under JP Morgan Approved To Pay Credit Card Plan), and minus accrued expenses and other current liabilities, on a consolidated basis as of the Effective Time, in each case determined in accordance with GAAP, consistent with the consolidated balance sheet of the Companies as of December 31, 2011. Notwithstanding the foregoing, and whether or not reflected or accrued on the Financial Statements, the calculation of “Net Working Capital” shall not include (1) Transaction Expenses, (2) Indebtedness (including, without limitation, any current Indebtedness or other interest-bearing liabilities), (3) any income Tax assets or liabilities (including, without limitation, any deferred income Tax assets or liabilities and any FIN 48 reserve), (4) any amounts due from or to Affiliates of the Company (including intercompany payables and receivables other than trade receivables and payables arising in the ordinary course of the Company’s business consistent with past practice) or (5) the Goldman Customer Deposits, but shall include (A) deferred rent liabilities and (B) unfavorable leasehold improvements. For the avoidance of doubt, Net Working Capital shall not include as liabilities (1) any bank overdrafts or any fees payable in connection therewith or (2) any outstanding checks.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person (e.g., a certificate of formation, articles of organization or certificate of limited partnership), and any agreement governing such Person (e.g., a limited liability company agreement, operating agreement or partnership agreement); and (c) any amendment to any of the foregoing.

“Parent” means Candlelight Investment Partners, LLC, a Delaware limited liability company and the parent company of Buyer.

“Parent Investors” means Marc S. Simon, Jack Mewhirter, Terry McGuire, Dale Moir, Dale Limes, Stephanie Rains, Pam Gray, Dawn Olds, James D. Stutz, Jamon Heller, Kevin McHargue, Marti Eastman, Sunil Reddy, John Campbell, Allen Coots, Lisa Taylor and Stephanie Preston.

“Permitted Liens” has the meaning set forth in Section 3.9(a).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Addition” has the meaning set forth in Section 2.3(b).

“Post-Closing Reduction” has the meaning set forth in Section 2.3(b).

“Pre-Closing Income Tax Benefit” means any net operating loss or credit of any of the Companies available to be used by them for federal and state income Tax purposes, which net operating loss or credit results from the deductions and/or losses of the Companies arising during (or are properly allocable to) the Tax period beginning on January 1, 2012 and ending on the Closing Date (and not during any prior periods). For the avoidance of any doubt, the Pre-Closing Tax Benefit shall not include any items of deductions or losses resulting from transactions taken by Buyer on the Closing Date but after the Closing and not contemplated by this Agreement. For the avoidance of doubt, the calculation of the Pre-Closing Income Tax Benefit shall take into account the income Tax deduction resulting to the Companies from the payment of the Transaction Bonuses, which will occur following the Closing.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.2(a).

“Pro Rata Share” means, with respect to each Equityholder, the percentage set forth next to such Equityholder’s name on Exhibit A.

“Purchase” has the meaning set forth in Section 2.1.

“Registered Intellectual Property” has the meaning set forth in Section 3.15(a).

“Release” means any spilling, emitting, discharging, leaking, pumping, pouring, dumping, injecting, depositing, disposing, dispersing, leaching or migrating of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata).

“Release Date” has the meaning set forth in Section 2.2(c)(i).

“Remaining Indebtedness” means the Indebtedness set forth on Schedule 1.2.

“Restricted Term” means the two (2) year period beginning on the date hereof.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.4(a).

“Seller Pre-Closing Refund” has the meaning set forth in Section 7.2(c).

“Stock” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” has the meaning set forth in Section 9.2(b).

“Subsidiary” or “Subsidiaries” means any entity, or entities, of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are owned directly or indirectly by the Company or of which 50% or more of the securities or other ownership interests of such entity, or entities, is owned by the Company.

“Systems” has the meaning set forth in Section 3.15(h).

“Tail Policy” has the meaning set forth in Section 9.1

“Tangible Personal Property” of a Person means all machinery, equipment, trucks, automobiles, furniture, supplies, spare parts, tools, stores and other tangible personal property owned by that Person or in which that Person has any interest (including the right to use), other than the inventories and the books and records of that Person.

“Tax” means (i) any federal, state, local or non-U.S. income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, withholding on amounts paid to or by any of the Companies, payroll, employment, unemployment, social security (or similar), excise, severance, stamp occupation, premium, property, environmental or windfall profit tax, custom, or duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), (ii) any liability of any of the Companies for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Pre-Closing Tax Period, and (iii) any liability of any of the Companies for the payment of any amounts of the type described in clause (i) above with respect to any other Person, whether by contract or otherwise.

“Taxing Authority” has the meaning set forth in the definition of “Tax.”

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means any claim against any Indemnified Party by a third party.

“Third Party Licenses” has the meaning set forth in Section 3.15(b).

“Transaction Bonuses” means all bonuses or other compensation (whether retention bonuses, parachute payments, bonus payments or similar items) payable as a result of or in connection with the transactions contemplated by this Agreement, the aggregate amount of which is set forth on Schedule 2.2(d).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Disclosure Schedules and other schedules to this Agreement delivered pursuant to this Agreement.

“Transaction Expenses” means all fees, costs and expenses incurred by the Companies or Seller at any time in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, (a) all legal fees, investment banking fees, accounting fees and other professional fees and expenses, (b) all transaction bonuses or other compensation (whether retention bonuses, parachute payments, bonus payments or similar items) payable as a result of or in connection with the transactions contemplated by this Agreement (including, but not limited to, the Transaction Bonuses), (c) any liabilities relating to change of control, severance or similar compensation arising as a result of or in connection with the consummation of the transactions contemplated by this Agreement, (d) any payroll or other Tax required to be withheld or paid in connection with any expenses listed in (b) or (c) above, (e) all premiums and other costs and expenses incurred to purchase the Tail Policy and (f) all payments to third parties required to obtain consents from such third parties in connection with the consummation of the transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

Section 2.1 Purchase and Sale of Shares. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of any Liens, the Stock in exchange for the Aggregate Purchase Price as set forth below (the “Purchase”).

Section 2.2 Purchase Price; Escrow Amount.

(a) The purchase price for the Stock shall be an amount in cash equal to the sum of the following: $76,500,000, minus the Closing Reduction, if any, minus the Closing Date Indebtedness, minus the Transaction Expenses that have not been paid prior to the Effective Time, plus the Closing Addition, if any (collectively, the “Aggregate Purchase Price”). Schedule 2.2(a) sets forth the Aggregate Purchase Price taking into account the adjustments described in Section 2.3(a).

(b) At the Closing, Buyer shall pay to Seller the Closing Purchase Price (as defined below) by wire transfer of immediately available funds to the account designated by Seller prior to the Closing. For purposes of this Agreement, the “Closing Purchase Price” shall mean an amount in cash equal to (i) the Aggregate Purchase Price, minus (ii) the Escrow Amount.

(c) At the Closing, Buyer shall deliver to the Escrow Agent the Escrow Amount, to serve as collateral for the contingent payment obligations of the Minority Equityholders under Section 8.2(c). The Escrow Amount shall be held in an escrow account (the “Escrow Account”) pursuant to the Escrow Agreement to be executed by Buyer, Seller and the Escrow Agent at or prior to the Closing. Any interest, income or profits on the Escrow Amount shall remain in the Escrow Account and become part of the Escrow Amount. The Escrow Agreement shall provide:

(i) on August 1, 2013 (the “Release Date”), the Escrow Agent shall pay to Seller an amount equal to the remaining funds in the Escrow Account, minus (i) the aggregate amount of claims made and finally determined pursuant to the terms of the Escrow Agreement but not paid as of the Release Date, minus (ii) the aggregate amount of unresolved disputed claims made pursuant to the Escrow Agreement as of the Release Date;

(ii) on a quarterly basis, the Escrow Agent shall pay to Seller an amount of cash equal to any income Taxes (assuming a 40% tax rate) owed by Seller in respect of the interest or other earnings of the Escrow Amount on the date which is no later than five (5) Business Days following the end of each calendar quarter during which the Escrow Account remains outstanding;

(iii) the remainder of the Escrow Amount shall be paid in accordance with the Escrow Agreement;

(iv) In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern; and

(v) The fees, costs and expenses of the Escrow Agent shall be shall be paid 50% by Buyer and 50% by Seller.

(d) Payment of Indebtedness and Transaction Expenses. At the Closing, Buyer shall pay on behalf of the Company to the Persons specified in Schedule 2.2(d), the Closing Date Indebtedness (other than the Remaining Indebtedness) and the Transaction Expenses, in the amounts set forth on Schedule 2.2(d).

(e) Payment of Transaction Bonuses. On the day following the Closing Date, the Company shall pay the Transaction Bonuses to the Persons and in the amounts as directed by Marc S. Simon.

Section 2.3 Adjustments to Aggregate Purchase Price

(a) Adjustment at Closing. On or before the second Business Day prior to the Closing Date, the Company shall deliver to Buyer an estimated Closing Balance Sheet, which fairly estimates and presents the financial position of the Company as at the close of business on the day prior to the Closing Date, as well as a calculation of the Estimated Closing Cash and Estimated Net Working Capital, certified by the Chief Executive Officer of the Company solely in his capacity as an officer of the Company and not in his individual capacity. The amount, if any, by which the Estimated Net Working Capital exceeds the Maximum Net Working Capital Target is referred to herein as the “Estimated Net Working Capital Surplus.” The amount, if any, by which the Estimated Net Working Capital is less than the Minimum Net Working Capital Target is referred to herein as the “Estimated Net Working Capital Deficiency.” At the Closing, the Aggregate Purchase Price shall be (i) reduced by the amount, if any, of the Estimated Net Working Capital Deficiency, (ii) increased by the amount, if any, of the Estimated Net Working Capital Surplus, and (iii) decreased or increased, as applicable, by the amount of the Estimated Closing Cash, provided, however, that solely for purposes of the adjustment described in this clause (iii), the amount, if any, by which the Aggregate Purchase Price shall be increased at Closing in respect of the Estimated Closing Cash shall not exceed $500,000. The aggregate reduction in or addition to the Aggregate Purchase Price referred to in the preceding sentence are hereafter collectively referred to as the “Closing Reduction” and “Closing Addition”, respectively.

(b) Adjustment After Closing. Upon determination of the final Closing Cash and the final Net Working Capital, the Aggregate Purchase Price shall be adjusted as follows:

(i) If the Net Working Capital as finally determined in accordance with Section 2.4 is equal to or greater than the Minimum Net Working Capital Target but less than or equal to the Maximum Net Working Capital Target, and:

(1) if there was an Estimated Net Working Capital Surplus, then the Aggregate Purchase Price shall be reduced by an amount equal to such Estimated Net Working Capital Surplus,

(2) if there was an Estimated Net Working Capital Deficiency, then the Aggregate Purchase Price shall be increased by an amount equal to such Estimated Net Working Capital Deficiency, or

(3) if the Estimated Net Working Capital was equal to or greater than the Minimum Net Working Capital Target but less than or equal to the Maximum Net Working Capital Target, then there shall be no adjustment to the Aggregate Purchase Price pursuant to this Section 2.4(b)(i).

(ii) If the Net Working Capital as finally determined in accordance with Section 2.4 is less than the Minimum Net Working Capital Target, and:

(1) if there was an Estimated Net Working Capital Surplus, then the Aggregate Purchase Price shall be reduced by an amount equal to the sum of (A) such Estimated Net Working Capital Surplus plus (B) the amount by which the Minimum Net Working Capital Target exceeds the final Net Working Capital,

(2) if there was an Estimated Net Working Capital Deficiency, then (A) if the final Net Working Capital exceeds the Estimated Net Working Capital, the Aggregate Purchase Price shall be increased by an amount equal to such excess, or (B) if the Estimated Net Working Capital exceeds the final Net Working Capital, the Aggregate Purchase Price shall be decreased by an amount equal to such excess, or

(3) if the Estimated Net Working Capital was equal to or greater than the Minimum Net Working Capital Target but less than or equal to the Maximum Net Working Capital Target, then the Aggregate Purchase Price shall be reduced by an amount by which the Minimum Net Working Capital Target exceeds the final Net Working Capital.

(iii) If the Net Working Capital as finally determined in accordance with Section 2.4 exceeds the Maximum Net Working Capital Target, and:

(1) if there was an Estimated Net Working Capital Surplus, then (A) if the final Net Working Capital exceeds the Estimated Net Working Capital, the Aggregate Purchase Price shall be increased by an amount equal to such excess, or (B) if the Estimated Net Working Capital exceeds the final Net Working Capital, the Aggregate Purchase Price shall be decreased by an amount equal to such excess,

(2) if there was an Estimated Net Working Capital Deficiency, then the Aggregate Purchase Price shall be increased by an amount equal to the sum of (A) such Estimated Net Working Capital Deficiency plus (B) the amount by which the final Net Working Capital exceeds the Maximum Net Working Capital Target, or

(3) if the Estimated Net Working Capital was equal to or greater than the Minimum Net Working Capital Target but less than or equal to the Maximum Net Working Capital Target, then the Aggregate Purchase Price shall be increased by an amount by which the final Net Working Capital exceeds the Maximum Net Working Capital Target.

(iv) The Aggregate Purchase Price shall be reduced by the amount, if any, by which the Estimated Closing Cash exceeds the final Closing Cash.

(v) The Aggregate Purchase Price shall be increased by the amount, if any, by which the final Closing Cash exceeds the lesser of (A) the Estimated Closing Cash and (B) $500,000.

The aggregate reduction in or addition to the Aggregate Purchase Price referred to in this Section 2.3(b) are hereafter collectively referred to as the “Post-Closing Reduction” and “Post-Closing Addition”, respectively. After the Closing Balance Sheet and the calculation of the Closing Cash and Net Working Capital become final and binding in accordance with the provisions of Section 2.4, then, within ten (10) days thereof: (i) if there is a Post-Closing Reduction, Seller shall immediately deliver such Post-Closing Reduction to Buyer in immediately available funds by wire transfer or check; and (ii) if there is a Post-Closing Addition, Buyer shall immediately deliver such Post-Closing Addition in immediately available funds by wire transfer or check to Seller.

Section 2.4 Closing Balance Sheet.

(a) No later than the ninetieth (90th) day after the Closing Date, Buyer will deliver to Seller the final Closing Balance Sheet and the calculation of (i) the final Closing Cash, and (ii) the final Net Working Capital based upon the final Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied. If Seller objects to Buyer’s calculation of the final Closing Cash and final Net Working Capital, Seller shall within thirty (30) days after receipt thereof notify Buyer of the same in writing, which such notice shall include the basis of such objection in reasonable detail and Seller’s proposed modification of such calculation to Buyer. If Seller does not object to such calculation within such thirty (30) day period, Buyer’s calculation shall be final, conclusive and binding.

(b) If Buyer disagrees with all or any portion of Seller’s proposed modification of the final Closing Cash and final Net Working Capital delivered by Seller pursuant to Section 2.4(a), Buyer and Seller shall negotiate in good faith to reach an agreement during the fifteen (15) day period following delivery of such proposed modification by Buyer.

(c) If, upon completion of such fifteen (15) day period, Buyer and Seller are unable to reach an agreement, they shall promptly thereafter cause McGladrey & Pullen, LLP (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating the final Closing Cash and final Net Working Capital. Each of Buyer and Seller shall submit to the Independent Accountant its calculation of the final Closing Cash and final Net Working Capital. The Independent Accountant shall address only those items and amounts that remain disputed and the Independent Accountant’s determination with respect to each such disputed item or amount shall not be less than or greater than the calculations submitted by Buyer and Seller. The Independent Accountant shall deliver to Seller and Buyer, as promptly as practicable, a determination of the final Closing Cash and final Net Working Capital. Such determination shall be final and binding upon Buyer and Seller. Each of Buyer, on the one hand, and Seller, on the other hand, shall bear that percentage of the fees and expenses of the Independent Accountant equal to the proportion (expressed as a percentage) of the dollar value of the disputed amounts determined in favor of the other party by the Independent Accountant.

(d) Buyer and Seller agree that they will cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of the estimated and final Closing Cash and Net Working Capital and in the conduct of the reviews referred to in Sections 2.3 and 2.4, including, without limitation, making available, to the extent necessary, books, records, work papers and personnel.

Section 2.5 Closing.

(a) Closing Date. The closing of the Purchase (the “Closing”) to be consummated on the Closing Date shall take place at the offices of Paul Hastings LLP, 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California.

(b) Deliveries at Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(i) Seller shall deliver to Buyer certificates representing the outstanding Stock together with appropriate stock powers, as well as certificates representing the equity interests of the Subsidiaries, if applicable;

(ii) Seller shall deliver to Buyer copies of the Certificate of Incorporation and similar Organizational Documents of each of the Companies certified within thirty days prior to the Closing Date by the Secretary of State (or similar governmental authority) of its jurisdiction of organization and copies of the Bylaws and similar Organizational Documents of each of the Companies, each certified by the secretary of such company;

(iii) Seller shall deliver to Buyer a good standing (or similar) certificate of each of the Companies from the Secretary of State (or similar governmental authority) of their respective jurisdictions of organization and each jurisdiction in which any of the Companies is qualified to do business as a foreign entity, dated within thirty days prior to the Closing Date;

(iv) Seller shall deliver to Buyer (i) a copy of the resolutions of CODI, as manager of Seller, certified by the secretary of CODI as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the performance by Seller of its obligations hereunder and thereunder, and (ii) a copy of the resolutions of the Company’s board of directors, certified by the secretary of the Company as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder;

(v) Seller shall deliver to Buyer all of the minute books, stock ledgers and similar corporate records of each of the Companies;

(vi) Seller shall deliver to Buyer a properly executed statement in a form reasonably acceptable to Buyer for purposes of satisfying Buyer’s obligations under Treasury Regulations Section 1.1445-2(c)(3);

(vii) each of the Parent Investors shall deliver to Buyer a counterpart signature page to (A) the Amended and Restated Limited Liability Company Agreement of Parent and (B) a Unit Purchase Agreement whereby such Parent Investor purchases equity in Parent, each duly executed by such Parent Investor;

(viii) Seller shall deliver to Buyer executed payoff letters with respect to the Closing Date Indebtedness (other than the Remaining Indebtedness);

(ix) Seller shall deliver to Buyer evidence reasonably satisfactory to Buyer that the management agreement between Compass Group Management LLC and Halo Branded Solutions, Inc. shall be terminated effective as of the day prior to the Closing Date and that all obligations thereunder have been released or satisfied prior to the Effective Time;

(x) Seller shall deliver to Buyer resignations of each director of each of the Companies, which shall be effective upon the Closing;

(xi) Seller and Marc S. Simon shall each deliver to Buyer an executed agreement containing non-competition, non-solicitation, confidentiality and other related covenants in a form acceptable to Buyer;

(xii) CODI shall deliver to Buyer an executed agreement containing non-solicitation, confidentiality and other related covenants in a form acceptable to Buyer;

(xiii) Seller shall deliver to Buyer an employment agreement with the Company executed by Marc S. Simon;

(xiv) Seller shall deliver to Buyer landlord estoppel certificates, each in form and substance reasonably satisfactory to Buyer, executed by the lessor of the Leased Real Properties located in Sterling, IL and Rock Falls, IL;

(xv) Buyer shall deliver to Seller the Closing Purchase Price by wire transfer of immediately available funds to the account(s) designated by Seller prior to the Closing;

(xvi) Buyer shall deliver to Seller copies of its Certificate of Incorporation or similar Organizational Document, certified within thirty days prior to the Closing Date by the Secretary of State (or similar governmental authority) of its jurisdiction of organization and copies of its Bylaws or similar Organizational Documents certified by a secretary or assistant secretary of Buyer;

(xvii) Buyer shall deliver to Seller a good standing (or similar) certificate of Buyer from the Secretary of State (or similar governmental authority) of its jurisdiction of organization, dated within thirty days prior to the Closing Date;

(xviii) Buyer and Seller shall deliver an executed copy of the Escrow Agreement to each other; and

(xix) Buyer shall deliver to the Parent Investors a fully-executed copy of (A) the Amended and Restated Limited Liability Company Agreement of Parent and (B) each Parent Investor’s Unit Purchase Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the corresponding schedule in the disclosure schedules attached hereto (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer as follows:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. Each of the Subsidiaries is duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. Except as would not have a Material Adverse Effect, each of the Companies is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Schedule 3.1 sets forth all jurisdictions in which each of the Companies is qualified or licensed to do business as a foreign corporation or limited liability company, as applicable. The Company has heretofore made available to Buyer true and complete copies of the Certificate of Incorporation and Bylaws, as well as true and complete copies of the Organizational Documents for each of the Subsidiaries.

Section 3.2 Authority to Execute and Perform Under Agreement. The Company has all requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the other Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitute or will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof, except, in each case, that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief).

Section 3.3 Governmental Authorization; Consents. None of the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which the Company is a party, or the consummation of the transactions contemplated hereby and thereby, requires any action by or in respect of, or filing with, any Authority, except for the filings described on Schedule 3.3. Except as set forth on Schedule 3.3, no consent, approval, waiver or other action by any Person under any Material Contract or any material license, permit or other similar authorization held by any of the Companies is required or necessary for, or as a result of, the execution, delivery and performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby and thereby.

Section 3.4 Non-Contravention. Except as set forth on Schedule 3.4, none of the execution, delivery or performance by the Company of this Agreement or any other Transaction Document to which the Company is a party or consummation of the transactions contemplated hereby and thereby (i) conflicts with or violates any provision of the Certificate of Incorporation or Bylaws or any of the Organizational Documents of the Subsidiaries, (ii) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law, judgment, injunction, order or decree binding upon or applicable to any of the Companies; (iii) constitutes a default under, or breach of, or gives rise to any right of termination, cancellation or acceleration of any obligation of any of the Companies or to a loss of any material benefit to which any of the Companies are entitled under any provision of any Material Contract or any material license, permit or other similar authorization held by any of the Companies, or (iv) has or will result in the creation or imposition of any Lien on any asset of any of the Companies, other than Permitted Liens.

Section 3.5 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.001 per share, and 1,000 shares of preferred stock, par value $0.001 per share. There are 100 shares of common stock outstanding all of which are owned by Seller. There are no shares of preferred stock outstanding and there are no options for, rights to acquire, agreements to issue, or securities exercisable for or convertible into shares of the Company’s capital stock. There are no outstanding contracts, commitments, agreements, understandings, arrangements, calls or claims relating to the acquisition of any equity interests of the Companies. All issued and outstanding equity interests of the Companies are validly issued, fully paid and nonassessable. All issuances, sales and repurchases by each of the Companies of its respective capital stock have been effected in compliance with Applicable Law. There are no (i) agreements pursuant to which registration rights in the securities of any of the Companies have been granted, (ii) equity holder agreements between any of the Companies and its direct or indirect equity holders regarding the securities of such Company or (iii) agreements with respect to the voting or transfer of the securities of any of the Companies other than the Certificate of Incorporation and Bylaws of the Company and the Organizational Documents of the Subsidiaries. All earn-out obligations under Section 1.9 of that certain Asset Purchase Agreement, dated February 24, 2010, by and among HALO Branded Solutions, Inc., Relay Gear, Ltd. and the members of Relay Gear, Ltd. have been satisfied in full and no such obligations remain outstanding.

Section 3.6 Subsidiaries and Other Equity Investments. Schedule 3.6 sets forth the name, jurisdiction of organization and authorized and outstanding capital stock or other equity interests, as the case may be, of the Subsidiaries. All outstanding capital stock or other equity interests of the Subsidiaries is owned by the Company. Except for the Subsidiaries, none of the Companies own any shares of capital stock of any corporation or any equity investment or equity interest in any other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity.

Section 3.7 Financial Statements. The Company has furnished to Buyer the audited consolidated balance sheet of the Companies as of December 31, 2010 and 2011, and the related statements of earnings, changes in stockholders’ equity and cash flows, including all notes thereto, for the fiscal year then ended, and the unaudited consolidated balance sheet, income statement and statement of cash flows of the Companies for the three (3) months ended March 31, 2012 (all such financial statements are hereafter collectively referred to as the “Financial Statements”). The Financial Statements fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Companies, on a consolidated basis, as of the dates thereof and the results of operations and cash flows for the periods then ended (except for the absence of footnotes and subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.8 Absence of Certain Changes. Except as set forth on Schedule 3.8, since December 31, 2011 (the “Balance Sheet Date”), each of the Companies has conducted its business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 3.8, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Change;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in any of the Companies, any issuance by any of the Companies of shares of capital stock or other equity interests in any of the Companies, or any repurchase, redemption or other acquisition, or any amendment of any term, by any of the Companies of any outstanding shares of capital stock or other equity interests in any of the Companies;

(c) any creation or assumption by any of the Companies of any Lien, other than Permitted Liens, on any material asset;

(d) any making of any loan, advance or capital contributions to or investment in any Person by any of the Companies;

(e) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Companies, taken as a whole;

(f) increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of any of the Companies; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of any of the Companies; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of any of the Companies, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any of the Companies, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any of the Companies;

(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by any of the Companies except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by any of the Companies, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by any of the Companies under any Material Contract, or any material license or material permit from any Authority held by any of the Companies;

(j) any capital expenditure by the Companies in excess in any fiscal month of an aggregate of $35,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $50,000 in the aggregate by the Companies;

(k) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to any of the Companies or their property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to any of the Companies or their property;

(l) any loan of any monies to any Person or guarantee of any obligations of any Person by any of the Companies;

(m) except as required by GAAP, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of any of the Companies or any revaluation of any of the assets of any of the Companies;

(n) amended its Organizational Documents, or engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) acquired the assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p) any material Tax election made by any of the Companies outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by any of the Companies; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by any of the Companies; any annual Tax accounting period changed by any of the Companies; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by any of the Companies; or any right to claim a material Tax refund surrendered by any of the Companies; or

(q) any commitment or agreement to do any of the foregoing.

Section 3.9 Properties.

(a) The Companies have good and marketable title to, or in the case of leased property have valid leasehold interests in, all of their personal property (whether tangible or intangible) reflected on the Balance Sheet or acquired after December 31, 2011. Except as set forth on Schedule 3.9, Part (a), no such property is subject to any Liens, except for the following (the “Permitted Liens”): (i) Liens for taxes or real property assessments not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet), (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material, either individually or in the aggregate, or (C) for which adequate reserves have been established in accordance with GAAP, and (iii) Liens listed on Schedule 3.9, Part (a). The Companies own or lease all of the assets and properties necessary for the Companies to operate the business of the Companies immediately after the Closing in the same manner as the business of the Companies is currently being conducted.

(b) Schedule 3.9, Part (b) sets forth, as of the date hereof, a description of each item of Tangible Personal Property leased by any of the Companies, with respect to which the annual lease payments exceed $25,000. The Tangible Personal Properties of any of the Companies that are used in its business are in reasonable operating condition and repair, subject only to the ordinary wear and tear of the business.

(c) Schedule 3.9, Part (c) lists all real estate in which any of the Companies have a leasehold or subleasehold interest (collectively the “Leased Real Properties”). Seller has made available to Buyer a true, complete and correct copy of each lease, sublease or any other material agreement pertaining to any of the Leased Real Properties (collectively, the “Leases”). The applicable Company that is the lessee or sublessee under such Lease is the sole owner of the lessee’s or sublessee’s interest in such Lease, and such Company has not encumbered or otherwise hypothecated any of its interest therein.

(i) Each Lease is in full force and effect and creates in favor of the applicable Company a valid and enforceable leasehold estate in the applicable Leased Real Property. No notice of default or termination under any Lease has been received by the applicable Company and is outstanding or, to the Knowledge of the Company, threatened, and no claim, judicial suit or proceeding or other adversarial action is pending or, to the Knowledge of the Company, threatened by the Company listed as the lessee or sublessee under such Lease against the lessor under such Lease, or to the Knowledge of the Company, by the lessor under such Lease against such entity. The Companies have the right to use the Leased Real Properties pursuant to the terms of the Leases and, to the Knowledge of the Company, there are no Liens on such Leased Real Properties (other than Permitted Liens) that materially interfere with the Companies’ business as presently conducted.

(ii) None of the Companies have leased or subleased any of their rights with respect to any of the Leased Real Properties to any Person. To the Knowledge of the Company, no Person other than the Companies is in possession of or has the right to possess the Leased Real Properties.

(iii) The Leased Real Properties constitute all of the real property currently used or occupied by the Companies in connection with the business of the Companies as presently conducted.

(iv) The improvements constructed on the Leased Real Properties located in Sterling, IL and Rock Falls, IL, including, without limitation, all leasehold improvements, owned or leased by the Companies at such Leased Real Properties, are in reasonable operating condition and repair, subject only to ordinary wear and tear.

(d) None of the Companies own any real property, nor have they owned any real property since January 1, 2009. The Companies have not agreed (and are not otherwise obligated) to purchase any real property and, except as may be set forth in the Leases, they do not own an option to purchase any real property.

Section 3.10 Litigation. Except as set forth on Schedule 3.10, there is no action, suit, investigation, claim or proceeding pending by or against or, to the Knowledge of the Company, threatened against or affecting, any of the Companies or any of their respective properties, or, to the Knowledge of the Company, by or against any of the current or former officers or directors of any of the Companies with respect to their service as an officer or director of any of the Companies, before any court or arbitrator or any governmental body, agency, official or authority, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Since January 1, 2009, none of the Companies have received any notice or other communication from any governmental body, agency, official or authority regarding any alleged or actual violation of, or failure to comply with, any term or requirement of any court order to which any of the Companies is subject. Schedule 3.10 sets forth a list and description of all claims, suits, actions, proceedings and investigations made, filed or otherwise initiated before any court or arbitrator or any governmental body, agency, official or authority in the past three (3) years by or against any of the Companies or their properties, or, to the Knowledge of the Company, by or against any of the current or former officers or directors of any of the Companies with respect to their service as an officer or director of any of the Companies, and the resolution thereof, if any.

Section 3.11 Material Contracts.

(a) Schedule 3.11, Part(a) lists all agreements, contracts, arrangements and commitments (collectively, “Material Contracts”) to which any of the Companies is a party and which are currently in effect and constitute the following:

(i) all contracts and agreements that require annual payments or expenses by, or annual payments or income to, the Companies of $100,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Companies in excess of $100,000 annually;

(iii) all partnership, joint venture or limited liability company contract arrangements or agreements (other than the Organizational Documents of the Companies);

(iv) all contracts or other documents that substantially limit the freedom of any of the Companies to compete in any line of business or with any Person or in any geographic area;

(v) any contract relating to the voting or control of the equity interests of any of the Companies or the election of directors of any of the Companies (other than the Organizational Documents of the Companies);

(vi) any contract not cancellable by any of the Companies with no more than 60 days notice if the effect of such cancellation would result in monetary penalty to the Companies in excess of $100,000 per the terms of such contract;

(vii) any Intellectual Property License;

(viii) any contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Company is a party;

(ix) any contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(x) all agreements or other documents of any of the Companies in respect of Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xi) any contract relating to any guarantee of any obligation of any Person;

(xii) any employment or consulting contract with any current or former officer, director, employee or consultant of any of the Companies or other Person, under which any of the Companies (A) has continuing obligations for payment of annual compensation of at least $75,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company; and

(xiii) all contracts of any of the Companies in respect of property or assets (whether real or personal, tangible or intangible) in which any of the Companies hold a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $5,000 per month.

(b) Each Material Contract is a valid and binding agreement of the Company or a Subsidiary, as applicable, enforceable in accordance with its terms against the Company or a Subsidiary, as applicable, and, to the Knowledge of the Company, the other contracting party, except in each case that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief ). Neither the Company, nor any Subsidiary, as applicable, nor to the Knowledge of the Company, any other party thereto, is in default under, or material breach of, the terms of any Material Contract. To the Knowledge of the Company, there is no current material breach by any other party to any Material Contract and no event has occurred which with the passage of time or notice would constitute a material default by any of the Companies under any Material Contract or a material default by any other party under any Material Contract. Except as set forth on Schedule 3.11, Part (b), to the Knowledge of the Company, none of the Companies has received a notice of termination or nonrenewal with respect to any of the Material Contracts.

(c) Except as set forth on Schedule 3.11, Part (c), none of the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any of the Companies or to a loss of any material benefit to which any of the Companies are entitled under any provision of any Material Contract.

(d) The Company has made available to Buyer true and complete copies of each of the Material Contracts or a written description of each oral Material Contract.

Section 3.12 Insurance Coverage. The Company has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each of the Companies, a list of which is set forth on Schedule 3.12. All premiums payable under all such policies and bonds have been paid or accrued, when due or within applicable grace periods, and each of the Companies are otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Since January 1, 2009, none of the Companies has received written notice of any material failure to comply with the terms of such policies or any written notice of nonrenewal, cancellation or intent to cancel, or material increase or intent to materially increase premiums, with respect to such insurance policies. There are no pending claims (other than claims for benefits under any of the Company Plans) filed by any of the Companies with any insurance company and there have not been any instances since January 1, 2009 of a denial of coverage of any of the Companies by any insurance company. The Company has provided Buyer with a reasonable description of all claims involving an amount in excess of $100,000 made by any of the Companies under any policies of insurance, whether or not currently in effect, since January 1, 2009. No application by any of the Companies for insurance has been refused or withdrawn in anticipation of a denial of coverage of any of the Companies since January 1, 2009.

Section 3.13 Compliance with Laws; No Defaults.

(a) Each of the Companies is, and has been since January 1, 2009, in compliance in all material respects with provisions of Applicable Laws. Schedule 3.13 lists all injunctions, orders, judgments and decrees to which any of the Companies are presently subject as a result of a violation of Applicable Laws. None of the Companies has received any written notice alleging any material violations of Applicable Laws since January 1, 2009.

(b) Except as set forth on Schedule 3.4, none of the Companies are, or have been since January 1, 2009, in default under any judgment, order or injunction of any court, arbitrator or governmental body, agency or authority.

Section 3.14 Brokers’ and Finders’ Fees. Except for the fees payable to Lincoln International LLC in connection with the Purchase, which fees shall be paid by the Company or any Subsidiary at the Closing, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of any of the Companies who is entitled to any fee or commission from the Company or any Subsidiary in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents to which the Company is a party.

Section 3.15 Intellectual Property.

(a) Except as set forth on Schedule 3.15, Part (a), each of the Companies owns, free and clear of all Liens (except with respect to the Intellectual Property Licenses), other than Permitted Liens, or otherwise possesses a valid right to use, all Intellectual Property Rights necessary to conduct its business as currently operated. Schedule 3.15, Part (a) includes a list of all registered patents, trademarks, service marks, trade names, Internet domain names and copyrights of each of the Companies and any applications for any of the foregoing (collectively, “Registered Intellectual Property”) specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; and (iii) the jurisdictions in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers. Except as set forth on Schedule 3.15, Part (a), (A) all Registered Intellectual Property is currently in the name of one of the Companies (as indicated on Schedule 3.15, Part(a)) and is in full force and effect, (B) no Registered Intellectual

Property that is the subject of an application or registration has been canceled, abandoned, adjudicated invalid or otherwise terminated, and (C) all renewal and maintenance fees in respect of the Registered Intellectual Property (if applicable) have been duly paid.

(b) Schedule 3.15, Part (b) includes a list of all (i) unregistered trademarks and service marks owned by each of the Companies and material to the operation of the business of each of the Companies; (ii) software owned by each of the Companies and material to the operation of the business of each of the Companies; and (iii) material licenses, sublicenses and other agreements as to which any of the Companies is a party and (A) pursuant to which any of the Companies is authorized to use any Intellectual Property Rights of any third party (excluding Commercial Software) (“Third Party Licenses”) or (B) pursuant to which any third party is authorized to use, sell, distribute or license any Intellectual Property Rights owned by any of the Companies or has been engaged to develop any Intellectual Property Rights on behalf of any of the Companies, other than standard purchase orders for the purchase of any products or services of any of the Companies and other than any such authorizations or engagements entered into by any of the Companies in the ordinary course of business in accordance with past practice (together with the Third Party Licenses, “Intellectual Property Licenses”). None of the Companies uses any Intellectual Property Rights of any third parties, other than Commercial Software, except pursuant to any Third Party Licenses.

(c) Except as set forth on Schedule 3.15, Part (c), during the three (3) years preceding the date of this Agreement, neither the Company nor any Subsidiary has been sued or been a defendant in any claim, suit, action or proceeding relating to its business that involves or involved a claim (i) of infringement or other violation of any patent, trademark, service mark, copyright or other Intellectual Property Rights of any other Person, (ii) challenging the ownership, right to use or the validity of any Intellectual Property Rights owned by or exclusively licensed to any of the Companies (collectively, the “Company Intellectual Property”); or (iii) opposing or attempting to cancel any of the Companies’ rights in the Company Intellectual Property. Except as set forth on Schedule 3.15, Part (c), to the Company’s Knowledge, there is no pending or threatened claim made by any Person and, during the three (3) years preceding the date of this Agreement, no Person has made or threatened to make any claim, (A) that the Company or any Subsidiary has infringed or otherwise violated, or is infringing on or otherwise violating, any patent, trademark, service mark, copyright or other Intellectual Property Right of such other Person, (B) challenging the ownership, right to use or the validity of any Company Intellectual Property; or (C) opposing or attempting to cancel any of the Companies’ rights in the Company Intellectual Property. To the Knowledge of the Company, no Person is infringing or otherwise violating any of the Company Intellectual Property. Except as set forth in Schedule 3.15, Part (c), neither the Company nor any Subsidiary is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use of any Intellectual Property Rights owned by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person.

(d) None of the execution, delivery or performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Companies immediately prior to the Closing not to be owned, licensed or available for use by the Companies on identical terms and conditions immediately following the Closing.

(e) All Intellectual Property Rights necessary to the operation of the business of any of the Companies that was developed in whole or in part by any employee or consultant of any of the Companies has been duly and validly assigned to the Company or a Subsidiary, as applicable. No director, officer, employee, agent or representative of any of the Companies owns or holds, directly or indirectly, any interest in any of the Company Intellectual Property.

(f) The Companies have each taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Companies or otherwise used in the operation of the businesses of any of the Companies.

(g) No government funding or university, college or other facilities of any institution of higher education were used in the development of any Company Intellectual Property.

(h) The software, hardware, networks, communications facilities, other technology, and related services, used by the Companies (collectively, “Systems”) are reasonably sufficient for the operation of the businesses of each of the Companies as currently conducted. The Companies have arranged for disaster recovery and back-up services adequate to meet their needs in the event the performance of any of the Systems or any material component thereof is rendered terminated or permanently inoperative or is temporarily or permanently impeded or degraded, due to any natural disaster or other event outside the reasonable control of the Companies. During the twelve (12) months prior to the date hereof, no virus, bug, worm, other malicious code or error has caused a material disruption or material failure of any of the Systems or of the conduct of the business of any of the Companies, and none of the Companies has suffered any internally caused failures or delays or breakdowns in the Systems which have caused any substantial disruption or interruption in the business of any of the Companies.

Section 3.16 Employees.

(a) A list of each of the employees and independent contractors of each of the Companies as of March 30, 2012, setting forth the name, department, title, employment or engagement commencement date, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2011, has been made available to Buyer. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with any of the Companies, or (iii) has received written notice of such termination from any of the Companies. To the Knowledge of the Company, no salaried employee or independent contractor (but specifically excluding all account executives) included in such list that earned an aggregate amount of compensation in excess of $75,000 in the 2011 calendar year intends to terminate his or her relationship with any of the Companies within six (6) months following the Closing Date.

Schedule 3.16 sets forth all proceedings, governmental investigations or administrative proceedings of any kind against the Company or any Subsidiary of which the Company or any Subsidiary has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.

(b) None of the Companies are party to any contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to its respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or local agreement. To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees or any threats thereof. There are no material lockouts, strikes, slowdowns, pickets, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of any of the Companies nor have there been during the three (3) years preceding the date of this Agreement any such lockouts, strikes, slowdowns, pickets or work stoppages.

(c) In the three (3) years prior to the date hereof, none of the Companies has effectuated (i) a “plant closing” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Companies or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of any of the Companies with respect to any site of employment or facility of any of the employees of any of the Companies.

(d) There are no pending or, to the Knowledge of the Company, threatened claims or proceedings against any of the Companies under any worker’s compensation policy or long-term disability policy.

(e) Except as would not have a Material Adverse Effect, the Companies have properly classified all of their employees as exempt or non-exempt.

Section 3.17 Environmental Matters.

(a) Except as set forth in Schedule 3.17, Part (a), the Companies and their properties are, and have been for the past three (3) years, in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Companies of all permits and other governmental authorizations required under applicable Environmental Laws, which are in full force and effect, and compliance with the terms and conditions thereof). Except as set forth in Schedule 3.17, Part (a), to the Knowledge of the Company, neither the Company nor any Subsidiary has received, within three (3) years preceding the date of this Agreement, any communication, whether from a governmental authority, citizens’ group, employee or otherwise, alleging that the Company or any Subsidiary is not in such compliance.

(b) Except as set forth in Schedule 3.17, Part (b), there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary.

(c) The Company has made available to Buyer all records in the possession of the Company or any Subsidiary concerning: (a) Hazardous Materials; (b) compliance with Environmental Law at any property currently or formerly owned, operated, occupied, controlled or leased by the Company or any Subsidiary, and (c) notices, claims, or actual potential liabilities of the Company or the Subsidiaries under Environmental Laws, including but not limited to all environmental or health and safety audits, compliance assessments or any environmental or health and safety reports.

Section 3.18 Tax Matters. Except as set forth in Schedule 3.18:

(a) All Tax Returns required to be filed with any Taxing Authority by or on behalf of the Company or any Subsidiary have been filed when due in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) Each of the Companies has duly and timely paid in accordance with all Applicable Laws all Taxes due and payable (whether or not shown on any Tax Return). None of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return, and each of the Companies has properly accrued on its books and records any Tax with respect to any Pre-Closing Tax Period that is not due and payable. There are no Liens for Taxes (other than Permitted Liens) on any assets of the Companies.

(c) Each Company has timely withheld and, if due, has remitted with respect to its employees, creditors, independent contractors or other third Persons all federal and state Taxes, FICA, FUTA, and other Taxes required to be withheld and/or, if due, remitted, by it in any Pre-Closing Tax Period.

(d) The unpaid Taxes of the Companies did not, as of the date of the Financial Statements, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto).

(e) Neither the Company nor any Subsidiary has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax.

(f) Neither the Company nor any Subsidiary is liable with respect to Taxes of any other Person nor is a party to any Tax allocation or sharing agreement, or any agreement providing for payments with respect to taxable income.

(g) No claim has ever been made by a Taxing Authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation by such jurisdiction. No Taxing Authority has asserted an adjustment that would reasonably be expected to result in an additional Tax for which the Company or any Subsidiary is or may be liable or that would reasonably be expected to result in a Lien on any assets of the Company or any Subsidiary.

(h) No Taxing Authority (i) has claimed or raised any material dispute or claim concerning any Tax liability of the Companies or (ii) is contemplating, within the Knowledge of the Company, any such dispute or claim.

(i) There is no outstanding power of attorney authorizing anyone to act on behalf of the Company or any Subsidiary in connection with any Tax liability, Tax Return or proceeding relating to any Tax, and there is no outstanding closing agreement, ruling request, request to change a method of accounting, subpoena or request for information with or by any Taxing Authority with respect to the Company or any Subsidiary.

(j) None of the Companies (i) is or has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by contract, or otherwise.

(k) None of the assets of the Companies (i) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code or (ii) is property that any of the Companies is required to treat as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the predecessor to the Code.

(l) None of the Companies has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. None of the Companies has participated in an international boycott within the meaning of Section 999 of the Code.

(m) None of the Companies has ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(n) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of (A) any change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) any “closing agreement” as described in Code Section 7121 (or any corresponding provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) any installment sale or open transaction disposition made on or prior to the Closing Date; or (E) any prepaid amount received on or prior to the Closing Date.

(o) None of the Companies has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(p) The Companies have timely disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code section 6662 or any corresponding or similar provision of state or local Law. None of the Companies is, nor has been, a party to any “listed transaction” or “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4.

Section 3.19 Employee Benefit Plans.

(a) Schedule 3.19, Part (a) lists, as of the date of this Agreement, all Company Plans.

(b) Seller has delivered or made available true, correct and complete copies to Buyer of (i) each written Company Plan, as amended to the Closing, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the three (3) most recent available plan years, if any; (ii) each funding vehicle with respect to each Company Plan; (iii) the most recent and any other material determination letter, ruling or notice issued by any governmental authority with respect to each Company Plan; (iv) the Form 5500 Annual Report for the three (3) most recent plan years to the extent such forms are required for any Company Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any Company Plan; and (vi) an explanation of material aspects of any Company Plan that is not disclosed in previously delivered materials.

(c) Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of such Company Plan. Each Company Plan has been in compliance, and currently complies, in all material respects, in form and operation, with its terms and the requirements of Applicable Law, including, but not limited to, ERISA and the Code. Each Company Plan intended to be qualified under Section 401(a) of the Code has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.

(d) All contributions required to be made to any Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the Balance Sheet or will be reflected on the Closing Balance Sheet. With respect to Company Plans subject to ERISA that are “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA) (but excluding any flexible spending account plan), except as permitted by COBRA, no current or former employee of any of the Companies has paid a premium which exceeds the cost of the underlying benefit provided pursuant to the relevant Company Plan in violation of ERISA.

(e) None of the Companies nor any ERISA Affiliate (solely with respect to the following clauses (i) and (iv)) has at any time during the past six (6) years participated in or made contributions to or had any other Liability with respect to, an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(f) There are no proceedings, actions, suits, investigations or claims pending or, to the Knowledge of the Company, threatened with respect to any Company Plan or the assets thereof (other than routine claims for benefits).

(g) No Person has: (i) entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Company Plan; (ii) breached a fiduciary obligation with respect to any Company Plan; or (iii) any liability for any failure to act or comply in connection with the administration or investment of the assets of any Company Plan; except, in the case of each of the foregoing clauses (i) through (iii), as would not, individually or in the aggregate, result in a material liability to the Companies.

(h) No Company Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with any of the Companies, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar law).

(i) No Company Plan or any other agreement, program, policy or other arrangement by or to which any of the Companies is bound or is otherwise liable, by its terms or in effect, would reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law). Except as set forth on Schedule 3.19, Part (i), no Company Plan or any other agreement, program, policy or other arrangement exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), (i) will result in material severance pay or any material increase in severance pay upon any termination of employment after the date hereof, or (ii) will accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation.

(j) The Company has not reported, nor, to the Knowledge of the Company, has the Company been required to report, compensation paid or deferred pursuant to any “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) using code Z in box 12 of any employee’s Form W-2 or using box 15b of any other service provider’s Form 1099-MISC.

Section 3.20 Permits. Each of the Companies hold all licenses, permits, franchises, approvals, authorizations, consents or orders of, or registrations with, any Authority that are necessary to permit it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (collectively, the “Company Permits”). All of the Company Permits are in full force and effect and complete and correct copies of each of the Company Permits have been previously provided or made available to Buyer. Since January 1, 2009, no material violations have occurred in respect of any such Company Permits. No proceeding is pending or, to the Knowledge of the Company, threatened to revoke or limit any such Company Permit. Since January 1, 2009, none of the Companies have received any notice from any Authority regarding a material violation of, conflict with, or failure to comply with, any term or requirement of any Company Permit.

Section 3.21 No Undisclosed Liabilities. Except as set forth on Schedule 3.21, none of the Companies have any Liabilities except for (a) Liabilities disclosed, reflected or reserved against on the Financial Statements, (b) intercompany Liabilities (which shall be paid prior to the Effective Time or released pursuant to Section 7.5 or, to the extent such intercompany Liabilities constitute Indebtedness, paid off at Closing pursuant to Section 2.2(d)), (c) Liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice, (d) contractual obligations (other than any such liabilities arising from breach of contract), (e) Transaction Expenses, and (f) Liabilities that are not material individually or in the aggregate.

Section 3.22 Bank Accounts. Schedule 3.22 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Companies maintain accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

Section 3.23 Transactions with Affiliates. Schedule 3.23 sets forth a list of all existing business relationships between any of the Companies, on the one hand, and Seller, any of the Equityholders, or any of their respective Affiliates, officers, directors, employees or equityholders or any of such officer’s, director’s, employee’s or equityholder’s Affiliates, on the other hand. Other than as listed on Schedule 3.23, no such business relationships have existed since January 1, 2011. To the Knowledge of the Company, no such Person is engaged in competition with the Companies with respect to any line of products or services of any of the Companies in any market presently served by any of the Companies. Schedule 3.23 also sets forth all amounts due to the Companies from any Affiliate of the Companies or from any of the Companies to any Affiliate of the Companies, including any intercompany payables and receivables.

Section 3.24 Certain Payments. Since January 1, 2009, none of the Companies nor any director, officer, employee or other Person acting at the direction and on behalf of any of the Companies, has directly or indirectly, with respect to the business of the Companies (a) made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Companies, (ii) to pay for favorable treatment for business secured by the Companies, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Companies, or (b) established or maintained any fund or asset with respect to the Companies that has not been recorded in the books and records of the Companies.

Section 3.25 Officers and Directors. A true, correct and complete list of the current directors, officers, managers and members of the governing bodies of each of the Companies is set forth on Schedule 3.25 hereto.

Section 3.26 Corporate Names; Business Locations. Since January 1, 2009, except as set forth on Schedule 3.26, none of the Companies has operated under any other legal name or used any fictitious or trade names. Since January 1, 2009, none of the Companies has had an office or place of business other than as set forth on Schedule 3.26. Except as set forth on Schedule 3.26, none of the Companies has been the surviving entity of a merger or consolidation since January 1, 2009.

Section 3.27 Customers and Suppliers.

(a) Schedule 3.27, Part (a) sets forth a list of the 25 largest customers and the 25 largest suppliers of the Companies, as measured by the dollar amount of purchases therefrom or thereby, during each of the 2010 and 2011 calendar years, showing the approximate total sales by the Companies to each such customer and the approximate total purchases by the Companies from each such supplier, during each such period.

(b) Except as set forth on Schedule 3.27, Part (b), no supplier listed on Schedule 3.27, Part (a) and, to the Knowledge of the Company, no customer listed on Schedule 3.27, Part (a), has (i) terminated its relationship with any of the Companies, (ii) materially reduced its business with any of the Companies or materially and adversely modified its relationship with the Companies as a whole, (iii) notified any of the Companies in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

Section 3.28 Account Executives.

(a) Schedule 3.28, Part (a) sets forth a list of the top 75 account executives of the Companies, as measured by the dollar amount of purchases facilitated by each account executive, during each of the 2010 and 2011 calendar years, showing the approximate total sales by the Companies facilitated by each such account executive during such period.

(b) Except as set forth on Schedule 3.28, Part (b), no account executive listed on Schedule 3.28(a) has terminated its relationship with any of the Companies or notified any of the Companies in writing of his or her intention to take any such action.

Section 3.29 Inventories. The inventory of the Companies reflected in the Financial Statements were properly stated thereon at the lower of cost, as determined by the first-in, first-out method, or market determined in accordance with the Companies’ past accounting practices and procedures. All inventory of the Companies is owned by the Companies free and clear of all Liens (other than Permitted Liens). Except as specifically reserved for on the Financial Statements, all inventory of the Companies consist of items of a quality usable or saleable in the ordinary course of business consistent with past practice and are in quantities sufficient for the continued conduct of the business of the Companies immediately after the Closing in the same manner as such business has been conducted by the Companies since December 31, 2010.

Section 3.30 Accounts Receivable and Payable.

(a) All accounts receivable of the Companies reflected on the Financial Statements, and all accounts receivable arising subsequent to the date thereof and prior to the Closing, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice.

(b) The accounts payable of the Companies reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course of business consistent with past practice.

Section 3.31 Distributions. Since the Effective Time, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company, or any repurchase, redemption or other acquisition of any of the capital stock or other equity interests of the Company (other than as contemplated by this Agreement).

Section 3.32 No Other Representations or Warranties; Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III OR IN ARTICLE IV OF THIS AGREEMENT, NEITHER THE COMPANY NOR SELLER MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES. Without limiting the generality of the foregoing, notwithstanding anything to the contrary in this Agreement, neither the Company nor Seller makes, has made or shall be deemed to make or have made any representation or warranty to Buyer with respect to any estimates, projections, forecasts, plans, budgets or similar materials or information relating to the future operating and financial performance of the Companies heretofore or hereafter delivered or made available to Buyer or any of its agents or representatives. In furtherance of the foregoing, Buyer acknowledges and agrees that (x) no representation or warranty is being made with respect to the future operating or financial performance of the Companies, and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, that Buyer is familiar with such uncertainties, and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and similar materials or information that may have been delivered or made available to it or any of its agents or representatives. Notwithstanding the foregoing, nothing contained in this Agreement disclaims any conduct or statements by any Person that constitutes fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1 Ownership. Seller has good and marketable title to the Stock, and will convey to Buyer at the Closing good and marketable title to the Stock, free and clear of any Liens.

Section 4.2 Authority. Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitutes valid and binding obligations of Seller, enforceable against Seller in accordance with the terms thereof, except, in each case, that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief).

Section 4.3 Governmental Authorization; Consents. None of the execution, delivery or performance by Seller of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby, requires any action by or in respect of, or filing with, any Authority. No consent, approval, waiver or other action by any Person under any material license, permit or other similar authorization held by Seller is required or necessary for, or as a result of, the execution, delivery and performance by Seller of this Agreement or any other Transaction Document to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

Section 4.4 Non-Contravention. None of the execution, delivery or performance by Seller of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby, (i) violates any provision of Seller’s Organizational Documents, (ii) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law, judgment, injunction, order or decree binding upon or applicable to Seller; (iii) constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of Seller or to a loss of any material benefit to which Buyer is entitled under any provision of any material contract or any material license, permit or other similar authorization held by Seller, or (iv) result in the creation or imposition of any material Lien on any asset of Seller, except, in case of clauses (iii) and (iv) above only, as would not result in a Lien on the Stock or otherwise have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby or thereby or perform its obligations hereunder or thereunder.

Section 4.5 Brokers’ and Finders’ Fees. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents to which Seller is a party.

Section 4.6 Capitalization of Seller. The issued and outstanding equity interests of Seller are owned as set forth on Schedule 4.6.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE EQUITYHOLDERS

Each Equityholder hereby severally and not jointly represents and warrants to Buyer as follows:

Section 5.1 Authority. Such Equityholder which is an entity has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary entity action on the part of such Equityholder (if such Equityholder is an entity). This Agreement and the other Transaction Documents to which such Equityholder is a party have been duly executed and delivered by such Equityholder and constitute valid and binding obligations of such Equityholder, enforceable against such Equityholder in accordance with their terms, except, in each case, that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief).

Section 5.2 Governmental Authorization; Consents. None of the execution, delivery or performance by such Equityholder of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby, requires any action by or in respect of, or filing with, any Authority. No consent, approval, waiver or other action by any Person under any material license, permit or other similar authorization held by such Equityholder is required or necessary for, or as a result of, the execution, delivery and performance by such Equityholder of this Agreement or any other Transaction Document to which it is a party or the consummation by such Equityholder of the transactions contemplated hereby or thereby.

Section 5.3 Non-Contravention. None of the execution, delivery or performance by such Equityholder of this Agreement or any other Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby, (i) with respect to each Equityholder that is an entity, violates any provision of the Organizational Documents of such Equityholder, (ii) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law, judgment, injunction, order or decree binding upon or applicable to such Equityholder; (iii) constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of such Equityholder or to a loss of any material benefit to which Buyer is entitled under any provision of any material contract or any material license, permit or other similar authorization held by such Equityholder, or (iv) result in the creation or imposition of any material Lien on any asset of such Equityholder, except, in case of clauses (iii) and (iv) above only, as would not result in a Lien on the Stock or otherwise have a material adverse effect on such Equityholder’s ability to consummate the transactions contemplated hereby or thereby or perform its obligations hereunder or thereunder.

Section 5.4 Brokers’ and Finders’ Fees. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of such Equityholder who is entitled to any fee or commission from such Equityholder in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents to which such Equityholder is a party.

Section 5.5 No Other Representations or Warranties; Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, NO EQUITYHOLDER MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND EACH OF THE EQUITYHOLDERS HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Company, Seller and each Equityholder as follows:

Section 6.1 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to own, lease and operate its property and to carry on its business as now conducted.

Section 6.2 Authority to Execute and Perform Under Agreement. Buyer has all requisite corporate power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is a party, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other Transaction Documents to which Buyer is a party will be as of the Closing, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with the terms thereof, except, in each case, that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of the rights of creditors generally and (ii) the availability of equitable remedies (including, without limitation, specific performance and injunctive relief).

Section 6.3 Governmental Authorization; Consents. None of the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party requires any action by or in respect of, or filing with, any governmental body, agency, official or authority. No consent, approval, waiver or other action by any Person under any material license, permit or other similar authorization held by Buyer is required or necessary for, or as a result of, the execution, delivery and performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby or thereby.

Section 6.4 Non-Contravention. None of the execution, delivery or performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party or consummation of the transactions contemplated hereby or thereby (i) violates any provision of the articles of incorporation, as amended, or bylaws, as amended, of Buyer, (ii) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law, judgment, injunction, order or decree binding upon or applicable to Buyer; (iii) constitutes a default under or breach of or gives rise to any right of termination, cancellation or acceleration of any obligation of Buyer or to a loss of any material benefit to which Buyer is entitled under any provision of any material contract or any material license, permit or other similar authorization held by Buyer, or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except, in case of clauses (iii) and (iv) above only, as would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby or thereby perform its obligations hereunder or thereunder.

Section 6.5 Brokers’ and Finders’ Fees. There is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS OF CERTAIN PARTIES

Section 7.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company, Seller and Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The Company, Seller and Buyer each agree, and Buyer agrees to cause the Company, after the Closing, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.2 Certain Filings. The Company, Seller and Buyer shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any filings or furnishing information required in connection therewith, including, but not limited to, the filings contemplated by Section 3.3.

Section 7.3 Publicity. The Company, Seller and Buyer shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, any press release or other public statements with respect to the transactions contemplated by this Agreement (provided that such coordination and consultation shall not be deemed to constitute a consent right), except for disclosures in satisfaction of, or otherwise required by, Applicable Law or securities exchange rules (including by making a public announcement through issuance of a press release or other reasonable means). No Equityholder (other than within the scope of his or her employment with the Companies) shall make any public statement or issue a press release with respect to the transactions contemplated by this Agreement, except for disclosures in satisfaction of, or otherwise required by, Applicable Law or securities exchange rules (including by making a public announcement through issuance of a press release or other reasonable means).

Section 7.4 Consents. For a period of ninety (90) days following the Closing, Seller shall use reasonable best efforts to assist the Company and Buyer to obtain any consents or approvals listed on Schedule 3.3 that were not obtained prior to the Closing.

Section 7.5 Waiver, Release and Discharge. Each of the Institutional Equityholders (solely in its capacity as an Equityholder) and Seller, CODI and each Management Equityholder (in any capacity whatsoever (including, without limitation, in respect of rights of contribution or indemnification)), subject to the exclusions set forth below, on his, her or its own behalf and on behalf of his, her or its respective heirs, successors, trustees, executors, administrators, assigns and any other Person that may claim by, through or under Seller or such Equityholder, hereby irrevocably waives, releases and discharges Buyer, each of the Companies and each of their respective present and former directors, officers, agents, employees and representatives from any and all claims, demands, damages, actions, proceedings, causes of action, debts and other Liabilities Seller or any such Equityholder may have against Buyer or any of the Companies of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, or otherwise, in each case, arising from Liabilities existing or incurred prior to the date hereof or otherwise in respect of or relating to any event occurring or circumstances existing on or prior to the date hereof and neither Seller nor any Equityholder shall seek to recover any amounts in connection therewith or thereunder from Buyer or any of the Companies, other than Buyer’s obligations under this Agreement, any Transaction Document or any other agreement contemplated hereby or entered into connection herewith (including, without limitation, the Amended and Restated Limited Liability Company Agreement of Parent and each Parent Investor’s Unit Purchase Agreement and all agreements or other instruments contemplated thereby). Notwithstanding the foregoing, nothing herein shall be a release or waiver of any of the rights of any Management Equityholder to compensation or any other benefits arising in the ordinary course of his or her employment with any of the Companies or in connection with the transactions contemplated hereby, including, but not limited to, accrued but unpaid vacation, base salary or bonus, benefits under employee benefit plans, or other perquisites otherwise due to any such Management Equityholder as an employee of any of the Companies as of the Closing Date, or any rights of such Management Equityholder for indemnification as an officer or director of any of the Companies arising under the Organizational Documents of any of the Companies, the law or otherwise. For the avoidance of doubt, no Equityholder shall be liable for the breach of this Section 7.5 by the Seller or any other Equityholder.

Section 7.6 Restrictive Covenants.

(a) Confidentiality. Each of the Equityholders (other than CODI and Simon) acknowledges and agrees that such Equityholder has obtained knowledge of confidential and proprietary information concerning the Companies, including, but not limited to, information relating to financial statements, account executive or customer identities, potential account executives or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins or other proprietary information (“Confidential Information”); provided, however, that Confidential Information shall not include information that is generally available to the public or information that becomes available to such Equityholder after the date hereof on a non-confidential basis from a source other than any of the Companies or any of their respective Affiliates. In light of the foregoing, from and after the date hereof, each such Equityholder shall maintain the confidentiality of, and refrain from using or disclosing to any Person, all Confidential Information, except to the extent use or disclosure of any such information is permitted by this Agreement, is required in connection with the performance of services as an employee of any of the Companies, with respect to any Institutional Equityholder, is disclosed to its Affiliates, investors, representatives and/or other advisors in connection with providing return and performance information on the investment, is requested by any governmental agency or is otherwise required by any law or regulation, valid order of any court of competent jurisdiction or other legal process. In the event that any such Equityholder reasonably believes after consultation with counsel that it is required by law to disclose any Confidential Information, such Equityholder will, to the extent permitted by law, (i) provide Buyer with reasonably prompt notice before such disclosure in order that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) reasonably cooperate with Buyer (at Buyer’s expense) in attempting to obtain such order or assurance.

(b) Interference with Relationships. During the Restricted Term, no Management Equityholder shall, other than on behalf of the Companies, directly or indirectly, employ, engage or recruit, solicit, contact or approach for employment or engagement any Person that served as executive or management personnel or as an account executive of any of the Companies within the one (1) year period immediately preceding the date hereof, or otherwise attempt to influence or alter any such Person’s employment or independent contractor relationship with any of the Companies.

(c) Non-disparagement. During the Restricted Term, no Management Equityholder shall, directly or indirectly, make any statement or any other expressions on television, radio, the internet or other public media or to any third party, including in communications with any customers or account executives, which are in any way disparaging of the Companies, their business or any of their products or services; provided, however, that nothing contained in this Section 7.6(c) shall in any way restrict or impede any Management Equityholder (directly or indirectly) from complying with any request by any governmental agency or any requirement of or under any law or regulation, valid order of any court of competent jurisdiction or other legal process. For the avoidance of doubt and notwithstanding anything contained in this Agreement to the contrary, it shall not be a breach of this Section 7.6(c) for any Management Equityholder (directly or indirectly) to testify truthfully in any judicial or administrative proceeding or to make statements or allegations in any legal filings.

(d) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 7.6 too lengthy or the geographic area covered too extensive or the scope otherwise too broad, the other provisions of this Section 7.6 shall nevertheless stand and the court in each case shall reduce the term of the restrictions, geographic area covered, and/or other scope to permissible duration, size or breadth.

(e) Remedies. Each Equityholder to which the covenants and provisions of this Section 7.6 apply, acknowledges and agrees that the covenants set forth in this Section 7.6 are reasonable and necessary for the protection of the Buyer’s and the Companies’ business interests, that irreparable injury may result to the Buyer and the Companies if such Equityholder breaches any of the terms of this Section 7.6, and that in the event of an actual breach by such Equityholder of any of the provisions contained in this Section 7.6, the Buyer and the Companies may have no adequate remedy at law. Each such Equityholder accordingly agrees that in the event of any actual or overtly threatened breach by it of any of the provisions contained in this Section 7.6, the Buyer and the Companies shall be entitled to seek injunctive and other equitable relief without (i) solely with respect to an actual breach, the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) the necessity of showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting the Buyer or the Companies from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Each such Equityholder shall be liable for any breach by its Affiliates of this Section 7.6.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) The representations, warranties, covenants and obligations in this Agreement shall survive the execution and delivery of this Agreement and the Closing. A claim for indemnification relating to the representations and warranties in this Agreement shall be made at any time prior to the Release Date; provided, however, that (i) claims relating to any of the representations and warranties contained in Sections 3.17 (Environmental), 3.18 (Taxes) and 3.19 (Benefit Plans) shall be made at any time prior to the date that is 60 days following the expiration of the applicable statute of limitations with respect to which the particular claim relates, and (ii) claims relating to any of the representations and warranties contained in Sections 3.1 (Corporate Existence and Power), 3.2 (Authority to Execute and Perform Under Agreement), 3.5 (Capitalization), 3.6 (Subsidiaries and Other Equity Investments), 3.14 (Brokers’ and Finders’ Fees), 3.31 (Distributions), 4.1 (Ownership), 4.2 (Authority), 4.5 (Brokers’ and Finders’ Fees), 4.6 (Capitalization of Seller), 5.1 (Authority), 5.4 (Brokers’ and Finders’ Fees), 6.1 (Organization and Existence), 6.2 (Authority to Execute and Perform Under Agreement), and 6.5 (Brokers’ and Finders’ Fees) shall be made at any time following the Closing. The representations and warranties described in clauses (i) and (ii) are referred to herein as the “Fundamental Representations.” Claims for indemnification hereunder relating to covenants and obligations in this Agreement may be made at any time following the Closing; provided that claims for indemnification under Section 8.2(a)(iii) or Section 8.2(a)(iv) shall be made at any time prior to the date that is 60 days following the expiration of the applicable statute of limitations with respect to which the particular claim relates.

(b) Notwithstanding the foregoing provisions, the indemnification obligations pursuant to this Article VIII shall not terminate with respect to any Losses as to which the Indemnified Party shall have given notice to the Indemnifying Party in accordance with Section 8.6 before the expiration of the applicable survival period for the applicable representation and warranty or covenant or other agreement forming the basis for such claim.

Section 8.2 Indemnification by Seller.

(a) After the Closing and subject to the limitations set forth in this Article VIII, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and representatives (including the Companies) and their respective heirs, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses which are incurred or suffered by the Buyer Indemnified Parties and which arise out of or result from:

(i) any breach of any representation or warranty of Seller contained in this Agreement;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement;

(iii) (A) any Taxes (or the non-payment thereof) of the Companies (other than non-income Taxes to the extent of the accrual for such non-income Taxes included in Net Working Capital as finally determined in accordance with Section 2.4) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes, but does not end on, the Closing Date, (B) any Taxes of any member of an Affiliated Group of which any of the Companies (or any of their predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (C) any Taxes of any Person (other than the Companies) imposed on any of the Companies as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing;

(iv) any matter listed on Schedule 8.2(a)(iv);

(v) any consent, approval, waiver or other action by any Person under any Material Contract or Lease set forth on Schedule 8.2(a)(v) that is required or necessary for, or as a result of, the execution, delivery and performance by the Company of this Agreement or any of the other Transaction Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby and thereby, but that has not been obtained and delivered to Buyer as of the Closing;

(vi) any claim for indemnification under the law, any Organizational Document of any of the Companies, or otherwise, by, or pursuant to any agreement between any of the Companies and, any Person who (A) currently serves, or has served during the past five (5) years, as an officer or director of any of the Companies and (B) was an employee, officer or director of Compass Group Management LLC, CODI or any of CODI’s subsidiaries (other than the Companies) at any time during the five-year period ending on the Closing Date; or

(vii) any Closing Date Indebtedness of any of the Companies or Transaction Expenses, in each case solely to the extent not set forth on Schedule 1.2 or Schedule 2.2(d).

(b) Buyer’s sole and exclusive rights and remedies based on, arising out of or relating to this Agreement (whether stated as breach of contract, tort or otherwise) shall be those rights and remedies set forth in this Article VIII except for any rights and remedies based on Losses arising from claims based on fraud.

(c) Subject to the limitations set forth in this Article VIII, to the extent Seller has not paid its obligations under Section 8.2(a) on the due date thereof, each Equityholder, severally, but not jointly, shall pay its Pro Rata Share of such Loss to the applicable Buyer Indemnified Party within fifteen days of such due date; provided, however, that with respect to any such Loss, the Minority Equityholders’ share thereof shall first be satisfied from the funds then-available in the Escrow Account, unless and until the balance of the Escrow Account is reduced to zero.

Section 8.3 Indemnification by Equityholders.

(a) After the Closing and subject to the limitations set forth in this Article VIII, each Equityholder severally and not jointly shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses which are incurred or suffered by the Buyer Indemnified Parties and which arise out of or result from:

(i) any breach of any representation or warranty of such Equityholder contained in this Agreement; or

(ii) any breach of any covenant or agreement of such Equityholder contained in this Agreement.

For the avoidance of doubt, any Losses required to be paid by any Equityholder under this Section 8.3(a) shall be paid directly by such Equityholder and shall not be paid from the Escrow Account.

(b) Buyer’s sole and exclusive rights and remedies based on, arising out of or relating to this Agreement (whether stated as breach of contract, tort or otherwise) shall be those rights and remedies set forth in this Article VIII except for any rights and remedies based on Losses arising from claims based on fraud.

Section 8.4 Indemnification by Buyer.

(a) After the Closing and subject to the limitations set forth in this Article VIII, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and representatives and their respective heirs, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Losses which are incurred or suffered by the Seller Indemnified Parties and which arise out of or result from:

(i) any breach of any representation or warranty of Buyer contained in this Agreement; or

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement.

(b) Seller’s sole and exclusive rights and remedies based on, arising out of or relating to this Agreement (whether stated as breach of contract, tort or otherwise) shall be those rights and remedies set forth in this Article VIII except for any rights and remedies based on Losses arising from claims based on fraud.

Section 8.5 Limitations on Indemnification.

(a) Limitations on Indemnification of the Buyer Indemnified Parties. Notwithstanding anything in this Agreement to the contrary:

(i) the entitlement of the Buyer Indemnified Parties to indemnification for Losses pursuant to Section 8.2(a)(i) and Section 8.3(a)(i) shall be limited in the aggregate to $7,650,000 (the “Cap”), and the Buyer Indemnified Parties shall be entitled to indemnification for Losses pursuant to Section 8.2(a)(i) and Section 8.3(a)(i) only to the extent that (x) the amount of the Losses related to each individual claim or series of related claims exceed $10,000 (the “Mini-Basket”) and (y) the aggregate amount of all such Losses exceeds $765,000 (the “Deductible”), at which time all Losses may be claimed; provided, however, that the Cap, the Mini-Basket and the Deductible shall not apply to Losses of the Buyer Indemnified Parties arising or resulting from (A) a breach of any Fundamental Representations, (B) Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(iv), 8.2(a)(v), 8.2(a)(vi), 8.2(a)(vii) or 8.3(a)(ii), or (C) any act of fraud by Seller, any of the Companies or any Equityholder; and

(ii) to the extent any representation or warranty regarding Seller, the Companies or the Equityholders is conditioned by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any such limitation for the purposes of satisfying the Mini-Basket, the Deductible and the Cap, for the purposes of determining the amount of any Losses arising from the breach of any representation or warranty and also for the purposes of determining whether or not such representation or warranty was breached or inaccurate.

(b) Additional Limitations.

(i) Notwithstanding anything in this Agreement to the contrary, in no event shall: (A) CODI’s aggregate liability for claims for indemnification of Losses exceed the sum of (i) the portion of the Aggregate Purchase Price received by CODI, and (ii) the aggregate amount of the Closing Date Indebtedness (other than the Remaining Indebtedness); (B) any Institutional Equityholders’ aggregate liability for claims for indemnification of Losses exceed the portion of the Aggregate Purchase Price received by such Institutional Equityholder; and (C) any Management Equityholder’s aggregate liability for claims for indemnification of Losses (including, without limitation, pursuant to Section 8.2(c)) exceed the portion of the Aggregate Purchase Price received by such Management Equityholder, other than claims for indemnification of Losses arising or resulting from (x) such Management

Equityholder’s Pro Rata Share of any Losses resulting from any breach of any representation or warranty of Seller or any breach of any representation or warranty of such Management Equityholder, as applicable, contained in Sections 3.1 (Corporate Existence and Power), 3.2 (Authority to Execute and Perform Under Agreement), 3.5 (Capitalization), 3.6 (Subsidiaries and Other Equity Investments), 3.14 (Brokers’ and Finders’ Fees), 3.31 (Distributions), 4.1 (Ownership), 4.2 (Authority), 4.5 (Brokers’ and Finders’ Fees), 4.6 (Capitalization of Seller), 5.1 (Authority) and 5.4 (Brokers’ and Finders’ Fees), or (y) any breach of any covenant or agreement of such Management Equityholder contained in this Agreement, in the case of both (x) and (y) for which such Management Equityholder’s aggregate liability for claims for indemnification of Losses (together with all other claims under this Agreement) shall not exceed the sum of (i) the portion of the Aggregate Purchase Price received by such Management Equityholder, and (ii) such Management Equityholder’s Pro Rata Share of the aggregate amount of the Closing Date Indebtedness (other than the Remaining Indebtedness). Notwithstanding the foregoing, no limitations on liability shall apply to any conduct by any Person that constitutes fraud.

(ii) For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds (collectively, “Insurance Benefits”) received by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, in respect of the Losses (net of any deductible amounts and any expenses incurred in obtaining recovery), and Buyer agrees to use commercially reasonable efforts to collect such Insurance Benefits. In calculating any Losses, there shall be deducted (A) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party or any Affiliate thereof from any third party with respect thereto (net of any expenses incurred in obtaining recovery); and (B) any actual reduction in Taxes paid by Buyer, Seller and the Companies that arises as a result of the facts giving rise to an indemnification claim. To the extent that any reduction in Taxes occurs following the year of indemnification of any Loss (or to the extent that any reduction in Taxes was not taken into account in determining the amount of any indemnification payment), Buyer shall pay to Seller any such Tax reduction within 5 days of filing of the income Tax Return in which the Tax reduction is realized. Any such amounts or benefits received by an Indemnified Party or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnifying Party.

(iii) Notwithstanding anything in this Agreement to the contrary, no party hereto shall have any liability under this Agreement (including, without limitation, this Article VIII) for, and Losses shall not include, any punitive or special damages or any incidental or consequential damages that were not reasonably foreseeable.

(iv) If the Aggregate Purchase Price is adjusted downward due to facts or circumstances that give rise to any Post-Closing Reduction pursuant to Section 2.3(b) of this Agreement, Buyer shall not also be entitled to indemnification for any Losses arising from such facts or circumstances to the extent that the item that causes such breach is taken into account in such Post-Closing Reduction.

Section 8.6 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought under this Article VIII (the “Indemnifying Party”) delivered at any time prior to the expiration of the survival period applicable to such claim pursuant to Section 8.1.

(b) Promptly after a Person entitled to indemnification hereunder (the “Indemnified Party”) has received notice or has knowledge of any Third Party Claim for which such party may be entitled to indemnification under this Article VIII, the Indemnified Party shall promptly (and in any event prior to the expiration of the survival period applicable to such claim pursuant to Section 8.1) deliver to the Indemnifying Party written notice of such Third Party Claim (the “Claim Notice”). The Claim Notice shall describe in reasonable detail the nature and basis of such Third Party Claim, the amount in dispute under such Third Party Claim (if known, or if not then known, a reasonable estimate thereof) and the basis of the Indemnified Party’s request for indemnification under this Agreement (including the section(s) of this Agreement pursuant to which such indemnification is sought and giving rise to such indemnification claim) and shall be accompanied by copies of all pleadings and papers served with respect to such Third Party Claim (if any); provided, however, that the failure of the Indemnified Party to promptly provide the Claim Notice shall not release or waive the Indemnifying Party from its obligations to the Indemnified Party under this Article VIII except to the extent that the Indemnifying Party is or has been prejudiced as a result of such failure.

(c) Following receipt of the Claim Notice, the Indemnifying Party will be entitled to participate in the Third Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Third Party Claim, and the Indemnifying Party determines in good faith, based on the advice of its counsel, that joint representation would present a conflict of interest), to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party (provided such election is made within ten Business Days of receiving the Claim Notice) and, after written notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim (if it is permitted to do so hereunder), the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation; provided that the Indemnifying Party shall not have the right to assume control of such defense if the Third Party Claim which the Indemnifying Party seeks to assume control of (A) seeks non-monetary relief; (B) involves criminal allegations; (C) involves matters that Buyer reasonably believes, if determined adversely would have a material adverse effect on the business of the Companies; or (D) relates to a claim for indemnification pursuant to Section 8.2(a)(iv) or any matter described on Schedule 8.2(a)(iv).

(d) The assumption of the defense of a Third Party Claim by the Indemnifying Party shall be deemed an acceptance and acknowledgment of the Indemnifying Party’s obligation to indemnify the Indemnified Party in respect of such Third Party Claim (subject to the limitations in Section 8.5). The Indemnified Party shall be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Indemnifying Party does not assume control of the defense of a Third Party Claim within such ten Business Day period, or does not continue to diligently conduct the defense of such Third Party Claim, the Indemnified Party shall have the right to control such defense. Neither the Indemnified Party nor the Indemnifying Party, as the case may be, may compromise or settle a Third Party Claim without the written consent of the other party (such consent will not be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) there is an unconditional release of the Indemnified Party from all liability or obligation with respect to the claims asserted in such Third Party Claim.

(e) With respect to any Third Party Claim subject to indemnification under this Article VIII: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person reasonably informed of the status of such Third Party Claim at all stages thereof where such Person is not represented by its own counsel, and (ii) the Indemnified Party and the Indemnifying Party agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(f) With respect to any Third Party Claim subject to indemnification under this Article VIII, the Indemnified Party and the Indemnifying Party agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of such other party. In connection therewith, each of the Indemnified Party and the Indemnifying Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Law and rules of procedure); and (ii) all communications between it and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) After any final decision, judgment or award shall have been rendered by a governmental authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party consistent with such final decision, judgment or award or such settlement or binding agreement within five Business Days after determination thereof.

Section 8.7 Treatment of Indemnification Payment. Any payment made after the Closing pursuant to indemnification obligations arising under this Agreement shall be treated as an adjustment to the Aggregate Purchase Price for all purposes, including federal, state and local Tax and financial accounting purposes.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1 Directors and Officers Insurance. The Companies have purchased a six year “tail” policy under the Companies’ existing directors’ and officers’ liability insurance policy (the “Tail Policy”). Until the sixth anniversary of the Effective Time, Buyer shall cause the Companies (i) to maintain the Tail Policy in full force and effect, (ii) not to amend or otherwise modify the coverage under the Tail Policy or take any action that would result in the cancellation, termination, amendment or modification of the Tail Policy and (iii) to continue to honor its obligations under the Tail Policy; provided, that the foregoing shall not be at any additional cost to Buyer or any of the Companies. For a period of six (6) years after the Closing, Buyer shall not, and shall not permit any of the Companies to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Organizational Documents of the Companies in effect as of immediately following the Closing relating to exculpation or indemnification of any officers or directors, it being the intent of Buyer and Seller that (i) such provisions in the Organizational Documents of the Companies relating to exculpation or indemnification of officers or directors shall be no less favorable than those of the Certificate of Incorporation and Bylaws and (ii) the officers and directors of the Companies on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

Section 9.2 Tax Matters.

(a) Pre-Closing Tax Periods. Seller shall prepare, or cause to be prepared, and shall file, or cause to be filed, at Seller’s expense, all income Tax Returns of the Company for all taxable periods ending on or before the Closing Date (a “Pre-Closing Tax Period”). Buyer and the Company shall cooperate and provide any assistance reasonably requested to allow Seller to prepare and file such income Tax Returns. All such income Tax Returns shall be prepared in a manner consistent with past practices of the Company except as otherwise required by Applicable Law. At least thirty (30) days prior to the due date of any such income Tax Return (after applicable extensions), Seller shall deliver to Buyer a copy of such income Tax Return for Buyer’s review and comment and Seller shall not file or cause to be filed any such income Tax Return without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If Buyer and Seller are unable to reach agreement with respect to any such income Tax Return, such dispute shall be resolved in the manner provided in Section 2.4(b) and Section 2.4(c). Any Taxes of the Companies for any Pre-Closing Tax Period shown to be due on any Tax Return for a Pre-Closing Tax Period (but, with respect to non-income Taxes, only to the extent such Taxes exceed the accrual for such Taxes included in Net Working Capital as finally determined in accordance with Section 2.4) shall be paid by Seller to Buyer at least three (3) days prior to the due date for filing of such Tax Return for the applicable Pre-Closing Tax Period.

(b) Straddle Periods. Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of the Company for any period that begins on or before and ends after the Closing Date (a “Straddle Period”). At least thirty (30) days prior to the due date of any such Tax Return (after applicable extensions) if such Tax Return relates to income Taxes (and at least ten (10) days if such Tax Return relates to non-income Taxes), Buyer shall deliver to Seller a copy of such Tax Return for Seller’s review and comment and Buyer shall not file or cause to be filed any such Tax Return without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any Taxes of the Companies for any Straddle Periods allocated to Seller (other than non-income Taxes included in the final Net Working Capital) shall be paid by Seller to Buyer at least three (3) days prior to the due date for filing of such Tax Return for the applicable Straddle Period.

(c) Use of Pre-Closing Tax Benefits. Buyer and Seller agree that no Pre-Closing Tax Benefit shall be carried back to any prior Tax period or federal or state income Tax Return filed in any Pre-Closing Tax Period (unless required by law). Buyer and Seller further agree that Buyer shall use any Pre-Closing Tax Benefit, to the fullest extent allowable, in the federal and state income Tax Return for the period ending on December 31, 2012, provided that if such Pre-Closing Tax Benefit, or any portion thereof, is not used in such Tax Return, Buyer shall use such Pre-Closing Tax Benefit, or such portion thereof, to the fullest extent allowable, in the federal and state Tax Return for the immediately succeeding period(s), until such Pre-Closing Tax Benefit has been fully utilized. Within two Business Days after the filing of the federal and state income Tax Returns for the period ending on December 31, 2012 and within two Business Days after the filing of any subsequent federal and state income Tax Returns in which any portion of the Pre-Closing Tax Benefit is actually used by Buyer, Buyer shall pay to Seller an amount equal to the Utilized Tax Benefit on any such Tax Return. For purposes of this Agreement, “Utilized Tax Benefit” shall mean an amount equal to the excess, if any, of (i) the federal and state income Tax liability of Buyer calculated without the Pre-Closing Tax Benefit, over (ii) the federal and state income Tax liability of Buyer calculated after utilizing the Pre-Closing Tax Benefit; provided that for purposes of the calculations above it shall be assumed that the Pre-Closing Tax Benefit is used after any other available net operating loss or credit for any Pre-Closing Tax Period (other than the Tax period beginning on January 1, 2012 and ending on the Closing Date) is used on any such Tax Return. In the event that (x) Buyer makes a payment to Seller pursuant to this Section 9.2(c) for any Utilized Tax Benefit, and (y) the Pre-Closing Tax Benefit (or any portion thereof) resulting in such Utilized Tax Benefit is subsequently disallowed by any applicable Tax authority, Seller shall be required to repay to Buyer, within 10 days after Buyer’s request, an amount equal to such Utilized Tax Benefit. Until the Pre-Closing Tax Benefit is fully utilized, within two Business Days after the filing of any federal and state income Tax Returns, Buyer shall provide to Seller a calculation (using the method described above) of the amounts, if any due to Seller pursuant to this Section 9.2(c) with respect to any taxable year, along with any supporting worksheets or papers.

(d) Straddle Period Taxes. Taxes for any Straddle Period shall be allocated as follows: (i) in the case of Taxes based upon or related to income or receipts, the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be the product of (x) the amount of such Taxes for the entire period and (y) a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

(e) Tax Controversy.

(i) Buyer and the Company shall provide Seller with notice of any audit or investigations with respect to a Pre-Closing Tax Period. Seller shall have the right to control, at its own cost, any and all such audits or investigations relating to Taxes for a Pre-Closing

Tax Period, but only if Seller notifies Buyer of Seller’s intention to exercise such control within sixty (60) days of Seller’s receipt of such notice from Buyer and the Company, and only if the settlement of such audit or investigation could result in an indemnification claim by any Buyer Indemnified Party pursuant to Section 8.2; provided, however, that Buyer shall have the right to participate in such proceedings at its own cost. To the extent that any proposed settlement of any claim for Taxes from a Pre-Closing Tax Period could result in an adverse effect on Buyer or any of the Companies for any later tax period, Buyer shall have the right to consent to any such settlement, which consent should not be unreasonably withheld, conditioned or delayed.

(ii) Buyer shall control all proceedings with respect to any audit or investigation relating to a Straddle Period, provided that, if such audit or investigation could result in an indemnification claim by any Buyer Indemnified Party pursuant to Section 8.2, Buyer shall notify Seller and allow Seller a reasonable opportunity to participate (at Seller’s own cost) in such proceedings and Seller shall have the right to consent to the settlement of such Tax claim, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the event that the Companies are entitled to receive any federal or state income Tax refunds pursuant to the income Tax Returns of the Companies for the Tax period beginning on January 1, 2012 and ending on the Closing Date, any such income Tax refunds shall be for the account of Seller, and an amount equal to such income Tax refunds shall be paid by Buyer or the Companies to Seller within ten (10) Business Days after the receipt of any such refunds.

Section 9.3 Assistance and Cooperation. After the Closing, Buyer and the Company shall provide, and shall cause their respective management and employees and independent accountants to provide, such information regarding the Company and assistance as CODI or its independent accountants may reasonably request in order to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements, if required) through the Closing Date as required by CODI (or its Affiliates) to comply with Applicable Laws or regulations of the Securities and Exchange Commission, or (ii) the review of any audit or review work papers with respect to Buyer relating to the Company or with respect to the Company, including the examination of interim financial statements and data for any period through the Closing Date.

Section 9.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid 50% by Buyer and 50% by Seller, and Seller and Buyer will file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (a) if delivered personally, upon delivery, (b) if delivered by a recognized overnight courier service, one Business Day after the date of delivery, or (c) if given by telecopy or facsimile, upon receipt by the receiving party, in each case to the parties at the addresses set forth on Schedule 10.1. Any party may at any time change the address to which notices may be sent under this Section by the giving of notice of such to the other parties in the manner set forth herein.

Section 10.2 Amendments; No Waivers.

(a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller. Notwithstanding the foregoing, neither Section 9.1 nor any provision of this Agreement applicable to or otherwise effecting or binding on an Equityholder shall be amended without the prior written consent of the Equityholders.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3 Expenses. Buyer shall be responsible for and pay all costs, fees and expenses incurred by Buyer in connection with the negotiation and execution of this Agreement or any of the transactions contemplated hereby. Seller shall be responsible for and pay all costs, fees and expenses incurred by Seller or the Company in connection with the negotiation and execution of this Agreement or any of the transactions contemplated hereby, including all Transaction Expenses.

Section 10.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of Buyer and Seller, and any such purported assignment, delegation or transfer by any party without such consent shall be void. Notwithstanding the foregoing, nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of any other party hereto, to its lenders as security for borrowings.

Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 10.6 Counterparts. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. No party hereto shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 10.7 Entire Agreement. This Agreement, together with the Transaction Documents, the Disclosure Schedules and the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, among the parties with respect to such subject matter.

Section 10.8 Construction; Interpretation. The article, section and subsection headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. All references to “provided to Buyer”, “delivered to Buyer”, “made available to Buyer” or other equivalent terms shall refer to any item in the Merrill electronic data room for project “Candlelight” as of the date that is two (2) days prior to the date of this Agreement, organized and hosted by the Company in connection with the transactions contemplated by this Agreement, or any item actually delivered or provided by Seller, the Company, the Equityholders or any of their respective representatives to Buyer or its representatives in a manner which identifies the items being provided.

Section 10.9 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

Section 10.10 Third Party Rights. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not create benefits on behalf of any other Person not a party to this Agreement (including without limitation any broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

Section 10.11 Disclosure Schedules. The Disclosure Schedules are hereby incorporated into this Agreement to the same extent as though fully set forth herein (provided that and in no event shall any information or disclosures in the Disclosure Schedules be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement). Information contained in the Disclosure Schedules under any particular schedule or section is deemed disclosed with respect to all other schedules or sections and any representations or warranties of the Company and/or Seller where the applicability of such information to such other schedules or sections or representations or warranties is reasonably apparent, regardless of whether a cross-reference to the applicable section or schedule is actually made. Any matter disclosed in the Disclosure Schedules shall not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedules. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the Company or Seller to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

Section 10.12 Arbitration.

(a) Except for any determination to be made pursuant to Section 2.4(c) of this Agreement and as set forth in Section 10.12(c) below, any controversy, claim or dispute involving the parties (or their affiliated persons) under this Agreement or the subject matter hereof, including, without limitation, questions concerning the scope and applicability of this Section 10.12 shall be finally settled by arbitration held in Chicago, Illinois by one arbitrator in accordance with the rules of commercial arbitration then followed by the American Arbitration Association (“AAA”) or any successor to the functions thereof. If the parties to any such controversy, claim or dispute are unable to agree upon the arbitrator, the method of selection set forth in the AAA rules of commercial arbitration will apply. Pending final award, the arbitrator’s compensation and expenses shall be advanced equally by the parties to any such controversy, claim or dispute. The arbitrator shall apply Delaware law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to any such controversy, claim or dispute and their respective Affiliates, and there shall be no appeal therefrom other than for gross negligence or willful misconduct by the arbitrator. The final award shall award to the prevailing party its reasonable attorneys’ fees and costs incurred in connection with the arbitration to the extent the arbitrator deems the party to have prevailed (but if the prevailing party is not awarded all of the damages sought, only up to the extent, pro rata, of its award compared to the damages sought) and may grant such other, further and different relief as authorized by the rules of the AAA, including damages and out-of-pocket costs but may not award exemplary or punitive damage.

(b) The parties hereto agree that any action to compel arbitration pursuant to this Agreement must be brought exclusively in a federal or state court located in Chicago, Illinois. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

(c) Notwithstanding the foregoing provisions of this Section 10.12, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief is successfully sought by any party hereto. Any action, suit or other proceeding initiated by any party hereto against any other party for injunctive relief or to enforce this Section 10.12 or any decision or award of the arbitrator shall be brought exclusively in a federal or state court located in Chicago, Illinois. The parties hereto hereby submit themselves to the jurisdiction of such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

Section 10.13 Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement, Seller shall have the right, at its election, to retain the firm of Paul Hastings LLP to represent them in such matter, and Buyer, for itself and the Companies and for Buyer’s and the Companies’ respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of Seller or the Companies. Buyer, for itself and the Companies and for Buyer’s and the Companies’ respective successors and assigns, irrevocably acknowledges and agrees that all communications between Seller and counsel, including, without limitation, Paul Hastings LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Seller and their counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be privileged communications between Seller and such counsel and neither Buyer nor any Person acting or purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and not Seller. Other than as explicitly set forth in this Section 10.13, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Companies prior to the Closing shall survive the Closing and continue to be a privilege of the Companies, and not Seller, after the Closing.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a representative duly authorized, all as of the date first above set forth.

“COMPANY”

Halo Holding Corporation, a Delaware corporation

By:	/s/ Marc S. Simon

Print Name:	Marc S. Simon

Title:	Chief Executive Officer

“SELLER”

Halo Lee Wayne, LLC, a Delaware limited liability company

By:	/s/ Elias J. Sabo

Print name:	Elias J. Sabo

Title:	President

“BUYER”

Candlelight Investment Holdings, Inc., a Delaware corporation

By:	/s/ Troy Noard

Print name:	Troy Noard

Title:	President

[Signature Pages Continue]

SOLELY FOR THE PURPOSES OF AGREEING TO BE BOUND BY THE PROVISIONS SET FORTH HEREIN THAT ARE APPLICABLE TO SUCH EQUITYHOLDERS: “EQUITYHOLDERS”

Compass Group Diversified Holdings LLC, a Delaware limited liability company

By:	/s/ James J. Bottiglieri

Print Name:	James J. Bottiglieri

Title:	Chief Financial Officer

[Signature Pages Continue]

Madison Capital Funding LLC,
a Delaware limited liability company

By:	/s/ Kevin Bolash

Print Name:	Kevin Bolash

Title:	Senior Vice President

[Signature Pages Continue]

Golub Capital Partners V, L.P.,
a Delaware limited partnership

By:	Golub GP V, LLC, its general partner

By:	/s/ David Golub

Print Name:	David Golub

Title:	President

LEG Partners Debenture SBIC, L.P.,
a Delaware limited partnership

By:	Golub Debenture GP, LLC, its general partner

By:	/s/ David Golub

Print Name:	David Golub

Title:	President

[Signature Pages Continue]

/s/ Mark S. Simon
Marc S. Simon

/s/ Jack Mewhirter
Jack Mewhirter

/s/ Dale Moir
Dale Moir

/s/ Dale Limes
Dale Limes

/s/ Terry McGuire
Terry McGuire

/s/ Pam Gray
Pam Gray

/s/ Stephanie Rains
Stephanie Rains

/s/ Dawn Olds
Dawn Olds

/s/ Frank Cespedes
Frank Cespedes

/s/ James D. Stutz
James D. Stutz